Filed pursuant to Rule 424(b)(2)
of the Securities Act of 1933
Registration Nos. 333-63984 and 333-112644

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 18, 2002)

$300,000,000

Fluor Corporation

1.50% Convertible Senior Notes due 2024

          The notes will bear interest at a rate of 1.50% per annum. We will pay interest on the notes on February 15 and August 15 of each year, beginning August 15, 2004. The notes will mature on February 15, 2024. The notes will be our senior unsecured obligations and will rank equally with all of our other senior unsecured debt.

          On or after February 17, 2005, the notes will be convertible at your option into shares of our common stock, par value $0.01 per share, if: (1) the price of our common stock reaches a specified threshold, (2) the notes have been called for redemption, or (3) specified corporate transactions occur. Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock. Subject to the above conditions, each $1,000 principal amount of notes will be convertible into 17.8750 shares of our common stock (equivalent to an initial conversion price of $55.94 per share of common stock), subject to adjustment as described in this prospectus supplement. Shares of our common stock are traded on the New York Stock Exchange under the symbol “FLR.” The closing sale price of our common stock on February 10, 2004 was $39.96 per share.

          We may redeem some or all of the notes for cash at any time on or after February 16, 2009 at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the purchase date.

          You may require us to purchase all or a portion of your notes on February 15, 2009, 2014 and 2019, at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding each purchase date.

          You may require us to repurchase all or a portion of your notes upon the occurrence of a fundamental change (as defined in this prospectus supplement) at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the repurchase date.

            Investing in the notes involves risks. See “Risk Factors” beginning on page S-9.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public Offering Price	100%	$300,000,000
Underwriting Discount	2%	$6,000,000
Proceeds to Fluor Corporation (before expenses)	98%	$294,000,000

          We have granted the underwriters an option to purchase up to an additional $30,000,000 aggregate principal amount of the notes solely to cover over-allotments.

          The underwriters expect to deliver the notes in book-entry form on or about February 17, 2004.

Joint Book-Running Managers

Banc of America Securities LLC	Citigroup

     Senior Co-Manager

Lehman Brothers	BNP PARIBAS

February 11, 2004

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
ADDITIONAL INFORMATION
SUMMARY
RISK FACTORS
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
PRICE RANGE OF COMMON STOCK
DIVIDEND POLICY
DESCRIPTION OF THE NOTES
DESCRIPTION OF CAPITAL STOCK
CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
UNDERWRITING
INDEPENDENT AUDITORS
VALIDITY OF THE NOTES
ABOUT THIS PROSPECTUS
WHERE YOU CAN FIND MORE INFORMATION
DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS
THE COMPANY
USE OF PROCEEDS
RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF THE DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS

      We have not authorized anyone else to provide you with any information other than the information provided in or incorporated by reference into this prospectus supplement or the related prospectus. We cannot assure the reliability of any different information. We are not making an offer of the notes in any state where the offer is not permitted. This prospectus supplement and the related prospectus may be updated from time to time, so you should not assume that the information in this prospectus supplement or the related prospectus is accurate as of any date other than the respective dates on the front of this prospectus supplement and the related prospectus.

      Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-9.

Prospectus Supplement
Information Regarding Forward-Looking Statements	S-1
Additional Information	S-1
Summary	S-3
Risk Factors	S-9
Use of Proceeds	S-16
Ratio of Earnings to Fixed Charges	S-16
Price Range of Common Stock	S-17
Dividend Policy	S-17
Capitalization	S-18
Description of the Notes	S-19
Description of Capital Stock	S-38
Certain United States Federal Income Tax Considerations	S-41
Underwriting	S-46
Independent Auditors	S-47
Validity of the Notes	S-48
Prospectus
About this Prospectus	2
Where You Can Find More Information	3
Disclosure Regarding Forward-Looking Statements	4
The Company	5
Use of Proceeds	5
Ratio of Earnings to Fixed Charges	6
Description of the Debt Securities	6
Plan of Distribution	13
Legal Matters	14
Experts	14

      As used in this prospectus supplement and the related prospectus, unless the context otherwise requires, the terms “Fluor,” “Fluor Corporation,” “us,” “we,” or “our” refer to Fluor Corporation, a Delaware corporation, together with its subsidiaries. Unless otherwise indicated, all information in this prospectus supplement assumes no exercise of the over-allotment option granted to the underwriters.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

      This prospectus supplement, the related prospectus and the documents incorporated herein by reference contain forward-looking statements. When used in this prospectus supplement, the related prospectus and the documents incorporated herein by reference, the words “may,” “will,” “should,” “predict,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “intends,” “believe,” “could” and similar expressions are intended to identify forward-looking statements. For example, statements that relate to our expectations regarding growth, projected earning levels, market outlook, new awards, backlog levels, competition, the adequacy of funds to service debt and the implementation of new strategic initiatives are forward-looking in nature. These forward-looking statements reflect our current analysis of existing information, although no assurance can be given that such statements will be realized.

      Due to unknown risks and uncertainties, our actual results may differ materially from the expectations or projections of our forward-looking statements. As a result, caution must be exercised in relying on forward-looking statements. The factors potentially contributing to such differences include, among others:

•	changes in global business, economic, political and social conditions;

•	our failure to receive anticipated new contract awards;

•	customer cancellations of, or scope adjustments to, existing contracts;

•	the cyclical nature of many of the markets we serve and their vulnerability to downturns;

•	difficulties or delays incurred in the execution of construction contracts resulting in cost overruns or liabilities;

•	failure to obtain favorable results in existing or future litigation or disputes;

•	recoveries from our insurance providers that are less than anticipated;

•	customer delays or defaults in making payments;

•	risks and impacts resulting from our reverse spin-off transaction completed on November 30, 2000 involving Massey Energy Company;

•	the impact of past and future environmental, health and safety regulations and lawsuits;

•	competition in the global engineering, procurement and construction industry; and

•	our ability to identify and successfully integrate acquisitions.

      The forward-looking statements are also based on various operating assumptions regarding, among other matters, overhead costs and employment levels that may not be realized. In addition, while most risks affect only future costs or revenues that we anticipate we will receive, some risks may relate to accruals that have already been reflected in earnings. Our failure to receive payments of these accrued earnings could result in charges against future earnings.

      These and other risks and uncertainties are described in this prospectus supplement under the “Risk Factors” section and in our filings made from time to time with the SEC. The cautionary statements made in this prospectus supplement should be read as being applicable to all related forward-looking statements wherever they appear. We assume no obligation to publicly update or revise any forward-looking statement for any reason, or to update the reasons actual results could differ materially from the expectations or projections of our forward-looking statements, even if new information becomes available in the future.

ADDITIONAL INFORMATION

      We file annual, quarterly and periodic special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these documents may be obtained from the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read copies of these documents at the offices of the New York Stock Exchange.

      The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede some or all of this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until we sell all of the debt securities.

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003;

•	Our Current Report on Form 8-K filed on December 3, 2003;

•	Our Current Report on Form 8-K furnished on February 5, 2004 (except for the statements attributed to our Chairman and Chief Executive Officer, Alan Boeckmann, and the two paragraphs under the “Outlook” section); and

•	The description of our common stock contained in our Registration Statement on Form 10, filed with the SEC on September 20, 2000 (as amended by Amendment No. 1 thereto on Form 10/ A, filed with the SEC on November 22, 2000).

      You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Fluor Corporation

One Enterprise Drive
Aliso Viejo, California 92656
Attention: Corporate Secretary
(949) 349-2000.

      We have filed exhibits with the registration statement that include the form of underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

SUMMARY

      The following summary contains information about Fluor and the offering of the notes. It does not contain all of the information that may be important to you in making a decision to purchase the notes. For a more complete understanding of Fluor and the offering of the notes, we urge you to read this entire prospectus supplement and the related prospectus carefully, including the “Risk Factors” section, the documents incorporated by reference herein, and our consolidated financial statements and related notes contained in such documents.

Fluor Corporation

      Fluor Corporation is a leading professional services company offering a diverse range of value-added, knowledge-based services from traditional engineering, procurement and construction services to total asset management. Fluor Corporation is a holding company which owns, directly or indirectly, the stock of numerous subsidiary corporations, including its primary operating subsidiary Fluor Enterprises, Inc. Fluor Enterprises is aligned into five principal operating segments.

•	The Oil & Gas segment provides engineering and construction professional services for upstream oil and gas production, downstream refining and certain petrochemical markets.

•	The Industrial & Infrastructure segment provides engineering and construction professional services for manufacturing and life sciences facilities, commercial and institutional buildings, mining, downstream bulk and specialty chemicals, telecommunications and transportation projects and other facilities.

•	The Power segment provides professional services to engineer, construct and maintain power generation facilities.

•	The Global Services segment provides operations and maintenance support, equipment and temporary staffing services and global sourcing and procurement solutions.

•	The Government Services segment provides project management, engineering, construction and contingency response services to the U.S. government and other governmental parties.

      Fluor Corporation also operates through Fluor Constructors International, Inc., which is organized and operates separately from Fluor Enterprises. Fluor Constructors provides unionized management, construction and management services in the United States and Canada, both independently and as a subcontractor to Fluor Enterprises.

      On November 30, 2000, Fluor Corporation completed a reverse spin-off transaction in which its coal segment, previously operated under its A.T. Massey Coal Company, Inc. subsidiary, was separated from the other business segments of Fluor Corporation.

      Fluor Corporation was incorporated in Delaware on September 11, 2000. Fluor Corporation’s executive offices are located at One Enterprise Drive, Aliso Viejo, California 92656, telephone number (949) 349-2000.

Recent Developments

      On February 4, 2004, we announced financial results for the year ended December 31, 2003. Net earnings from continuing operations for the year ended December 31, 2003 were $179.5 million, or $2.23 per share (unaudited), compared with $170.0 million for the year ended December 31, 2002, or $2.13 per share. Revenues from continuing operations were $8.8 billion (unaudited) for the year ended December 31, 2003, compared with $10.0 billion for the year ended December 31, 2002.

      New project awards in the fourth quarter and full year 2003 were $2.4 billion and $10.0 billion, respectively. This compares with $1.5 billion and $8.6 billion for the same periods a year ago, and represents an increase of 53% for new awards in the fourth quarter and 16% for the year. Consolidated backlog increased 9% to $10.6 billion from $9.7 billion at the end of last year and up from $10.3 billion at the end of the third quarter of this year.

The Offering

Issuer	Fluor Corporation.

Securities Offered	$300,000,000 aggregate principal amount of 1.50% Convertible Senior Notes due 2024 ($330,000,000 aggregate principal amount if the underwriter’s over-allotment option to purchase additional notes is exercised in full).

Maturity Date	February 15, 2024.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations. At September 30, 2003, our senior indebtedness totaled approximately $144.4 million. The notes will not be guaranteed by any of our subsidiaries. Neither we nor our subsidiaries will be restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness.

Interest	The notes will bear interest at a rate of 1.50% per year. We will pay interest on the notes on February 15 and August 15 of each year, beginning August 15, 2004.

Conversion Rights	Holders may not convert their notes prior to February 17, 2005. On or after February 17, 2005, holders may convert their notes prior to stated maturity, at their option, only under the following circumstances:

• during any fiscal quarter (and only during such fiscal quarter), if the closing price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the current conversion price of the notes on that 30th trading day;

• we have called the notes for redemption; or

• upon the occurrence of specified corporate transactions described under “Description of the Notes — Conversion Rights.”

Conversion Rate	For each $1,000 principal amount of notes surrendered for conversion, a holder will receive 17.8750 shares of our common stock, equal to an initial conversion price of approximately $55.94 per share, subject to adjustment as set forth in “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.”

Upon conversion, we will have the right to deliver, in lieu of our common stock, cash or a combination of cash and shares of our common stock. At any time prior to maturity, we may irrevocably elect in our sole discretion to satisfy our conversion obligation in cash (as described under “Description of the Notes — Conversion Rights — Payment Upon Conversion”) up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied in shares of our common stock.

The conversion rate may be adjusted for certain reasons, including, generally, for cash dividends in excess of $0.16 per share per quarter. The conversion rate will not be adjusted for accrued and unpaid cash interest. Any accrued and unpaid cash interest will be deemed paid by the common stock or cash received by holders on conversion.

Notes called for redemption may be surrendered for conversion until the close of business on the business day prior to the redemption date. See “Description of the Notes — Conversion Rights — Payment Upon Conversion.”

Sinking Fund	None.

Optional Redemption by Us	We may redeem some or all of the notes for cash at any time on or after February 16, 2009 at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding each purchase date. See “Description of the Notes — Optional Redemption by Us.”

Purchase of Notes by Us at the Option of the Holder	Holders of notes may require us to purchase all or a portion of their notes on February 15, 2009, February 15, 2014 and February 15, 2019 at 100% of their principal amount plus accrued and unpaid interest, if any, to but excluding each purchase date. We will pay the first put on February 15, 2009 in cash and subsequent puts on February 15, 2014 and February 15, 2019 in cash, stock or a combination thereof at our option. At any time prior to maturity, we may irrevocably elect in our sole discretion to satisfy 100% of the principal amount of the notes put to us after the date of such election in cash. See “Description of the Notes — Repurchase of Notes at the Option of the Holders.”

Repurchase of the Notes at the Option of the Holder Upon a Fundamental Change	Upon a fundamental change (as defined under “Description of the Notes — Repurchase of the Notes at the Option of the Holders Upon a Fundamental Change”), holders may require us to repurchase all or a portion of their notes for cash. We will pay a fundamental change repurchase price equal to 100% of the principal amount of such notes plus accrued and unpaid interest, if any, to but excluding the repurchase date. See “Description of the Notes — Repurchase of Notes at the Option of the Holders Upon a Fundamental Change.”

United States Federal Income Tax Considerations	See “Certain United States Federal Income Tax Considerations.”

Use of Proceeds	We intend to use the net proceeds from this offering for working capital and general corporate purposes. See “Use of Proceeds.”

Form, Denomination and Registration	The notes will be issued in fully registered form. The notes will be issued in denominations of $1,000 principal amount and multiples thereof. The notes will be represented by one or more global notes, deposited with the trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effected only through, records maintained by DTC and its participants. See “Description of the Notes — Form, Denomination and Registration.”

Trading	We do not intend to list the notes on any national securities exchange. Our common stock is listed on the New York Stock Exchange under the symbol “FLR.”

      You should read the “Risk Factors” section, beginning on page S-9 of this prospectus supplement, to understand the risks associated with an investment in the notes.

Selected Consolidated Financial Data

      The following table sets forth selected consolidated financial information regarding our operating results, financial position and other financial data and should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and the consolidated financial statements and related notes incorporated by reference into this prospectus supplement. Our selected consolidated financial data for and as of the years ended December 31, 2002 and 2001 and October 31, 2000, and the two months ended December 31, 2000 are derived from our audited consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2002. Our selected consolidated financial data for and as of the nine months ended September 30, 2003 and 2002 are derived from our unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

					Year	Two Months
	Nine Months Ended		Year Ended		Ended	Ended
	September 30,		December 31,		October 31,	December 31,

	2003	2002	2002	2001	2000	2000

	(in millions, except per share amounts)

	(unaudited)
Consolidated Operating Results
Revenues	$6,441.2	$7,493.9	$9,959.0	$8,972.2	$9,422.9	$1,782.0
Earnings (loss) from continuing operations before taxes	191.8	194.2	260.5	185.3	164.3	(7.2)
Earnings (loss) from continuing operations	128.0	125.2	170.0	127.8	116.3	(4.1)
Earnings (loss) from discontinued operations	(11.6)	(9.8)	(6.4)	(108.4)	7.7	0.1
Cumulative effect of change in accounting principle	(10.4)	—	—	—	—	—
Net earnings (loss)	106.0	115.4	163.6	19.4	124.0	(4.0)
Basic earnings (loss per share) Continuing operations	1.61	1.58	2.14	1.64	1.55	(0.05)
Discontinued operations	(0.15)	(0.13)	(0.08)	(1.39)	0.10	—
Cumulative effect of change in accounting principle	(0.13)	—	—	—	—	—

Net earnings (loss)	1.33	1.45	2.06	0.25	1.65	(0.05)
Diluted earnings (loss) per share Continuing operations	1.60	1.57	2.13	1.61	1.52	(0.05)
Discontinued operations	(0.15)	(0.13)	(0.08)	(1.36)	0.10	—
Cumulative effect of change in accounting principle	(0.13)	—	—	—	—	—

Net earnings (loss)	1.32	1.44	2.05	0.25	1.62	(0.05)
Return on average stockholders’ equity	16.6%	17.5%	19.4%	2.6%	7.7%	3.8%
Cash dividends per common share	0.48	0.48	0.64	0.64	1.00	—
Other Data
New awards	$7,622.6	$7,060.4	$8,596.8	$10,766.6	$9,644.2	$1,037.1
Backlog at end of period	10,303.8	10,852.0	9,709.1	11,505.5	10,012.2	9,766.7
Capital expenditures — continuing operations	47.6	51.0	63.0	148.4	156.2	29.8
Cash provided by (used in) operating activities	$(143.6)	$243.7	$206.9	$614.7	$186.1	$(67.6)

	As of				As of	As of
	September 30,	As of December 31,			October 31,	December 31,

	2003	2002		2001	2000	2000

	(in millions, except per share amounts)
	(unaudited)
Consolidated Financial Position
Current assets	$2,055.3	$1,924.1	(1)	$1,851.3	$1,318.3	$1,230.7
Current liabilities	1,654.3	1,756.2		1,862.7	1,570.3	1,604.1

Working capital	401.0	167.9		(11.4)	(252.0)	(373.4)
Property, plant and equipment, net(2)	561.6	467.0		508.1	570.8	573.0
Total assets	3,287.5	3,142.2		3,142.5	4,958.4	2,700.6
Capitalization
Short-term debt(3)	—	—		38.4	88.7	227.6
Long-term debt(2)	144.4	17.6		17.6	17.6	17.6
Stockholders’ equity	1,015.0	883.9		789.3	1,609.2	633.1

Total capitalization	1,159.4	901.5		845.3	1,715.5	878.3
Total debt as a percent of total capitalization	12.5%	2.0%		6.6%	6.2%	27.9%
Stockholders’ equity per common share	12.40	11.02		9.85	21.25	8.49
Common shares outstanding at period end	81.9	80.2		80.1	75.7	74.6

(1)	Reflects reclassification of certain amounts to conform to the 2003 basis of presentation.

(2)	Pursuant to the requirements of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” we have consolidated, for September 30, 2003, the Property, Plant and Equipment and the long-term debt of two entities that own certain engineering office facilities, which are leased to us. We have no ownership interest in the companies that own the facilities but are deemed to be the primary beneficiary of the variable interests in these entities.

(3)	Includes commercial paper, loan notes, miscellaneous trade notes payable and the current portion of long-term debt.

      During fiscal years 2002 and 2003, we disposed of certain non-core construction equipment and temporary staffing businesses. The assets and liabilities (including debt) and results of operations of Massey Energy Company and the non-core businesses for all periods presented have been reclassified and are presented as discontinued operations. In addition, we changed to a calendar-year basis of reporting financial results in connection with the reverse spin-off transaction.

RISK FACTORS

      You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

      If any of the following risks actually occurs, our business, financial condition or results of operations could be materially adversely affected. In that case, the trading price of the notes and our common stock could decline substantially.

      This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below and elsewhere in this prospectus supplement.

Risks Related to Our Business

We bear the risk of cost overruns in approximately 37% of the dollar-value of our contracts. We may experience reduced profits or, in some cases, losses under these contracts if costs increase above our estimates.

      We conduct our business under various types of contractual arrangements. In terms of dollar-value, the majority of our contracts allocate the risk of cost overruns to our client by requiring our client to reimburse us for our costs. Approximately 37% of the dollar-value of our contracts, however, are guaranteed maximum or lump sum contracts, where we bear a significant portion of the risk for cost overruns. Under these fixed-price contracts, contract prices are established in part on cost and scheduling estimates which are based on a number of assumptions, including assumptions about future economic conditions, prices and availability of labor, equipment and materials, and other exigencies. If these estimates prove inaccurate, or circumstances change, cost overruns may occur, and we could experience reduced profits or, in some cases, a loss for that project.

Our backlog is subject to unexpected adjustments and cancellations and is, therefore, an uncertain indicator of our future earnings.

      As of September 30, 2003, our backlog was approximately $10.3 billion. We cannot guarantee that the revenues projected in our backlog will be realized or, if realized, will result in profits. Projects may remain in our backlog for an extended period of time. In addition, project cancellations, scope adjustments or changes in our corporate strategy may occur, from time to time, and may impact contracts reflected in our backlog. For example, during our third quarter in fiscal 2003, three projects totaling approximately $750 million were removed from our backlog. One of the projects was cancelled and removed from backlog as a result of financing difficulties; the other two projects were cancelled and removed from backlog as a result of our strategic decision to exit a particular market. These types of backlog reductions adversely affect the revenue and profit we actually receive from contracts reflected in our backlog. Future project cancellations and scope adjustments could further reduce the dollar amount of our backlog and the revenues and profits that we actually receive.

If we guarantee the timely completion or performance standards of a project, we could incur additional costs to cover our guarantee obligations.

      In some instances and in many of our fixed-price contracts, we guarantee a customer that we will complete a project by a scheduled date. We sometimes provide that the project, when completed, will also achieve certain performance standards. If we subsequently fail to complete the project as scheduled, or if the project subsequently fails to meet guaranteed performance standards, we may be held responsible for cost impacts to the client resulting from any delay or the costs to cause the project to achieve the performance standards. In some cases, where we fail to meet performance standards, we may also be subject to agreed-upon liquidated damages. To the extent that these events occur, the total costs of the project would exceed our original estimates and we could experience reduced profits or, in some cases, a loss for that project.

The nature of our engineering and construction business exposes us to potential liability claims and contract disputes which may reduce our profits.

      We engage in engineering and construction activities for large industrial facilities where design, construction or systems failures can result in substantial injury or damage to third parties. Any liability in excess of our insurance limits at locations engineered or constructed by us could result in significant liability claims against us, which claims may reduce our profits. In addition, if there is a customer dispute regarding our performance of project services, the customer may decide to delay or withhold payment to us. If we were ultimately unable to collect on these payments, our profits would be reduced. For example, in connection with disputes relating to our Hamaca Crude Upgrader Project, we had deferred approximately $139.5 million of incurred costs, as of September 30, 2003. If we fail to obtain a favorable judgment or are unable to collect on any awards from a favorable judgment in connection with the Hamaca disputes, our profits and financial condition could be materially and adversely affected.

We are vulnerable to the cyclical nature of the markets we serve.

      The demand for our services and products is dependent upon the existence of projects with engineering, procurement, construction and management needs. Although downturns can impact our entire business, our telecommunications and mining markets exemplify businesses that are cyclical in nature and continue to be affected by a decrease in worldwide demand for the projects during the past year. Similarly, the Power segment, which services the power industry, has seen strong growth in the past few years due to previously unmet power needs and deregulation but is now seeing its business opportunities decrease relative to the last few years. Industries such as these and many of the others we serve have historically been and will continue to be vulnerable to general downturns and are cyclical in nature. As a result, our past results have varied considerably and may continue to vary depending upon the demand for future projects in these industries.

We maintain a workforce based upon current and anticipated workloads. If we do not receive future contract awards or if these awards are delayed, significant costs may result.

      Our estimates of future performance depend on, among other matters, whether and when we will receive certain new contract awards. While our estimates are based upon our good faith judgment, these estimates can be unreliable and may frequently change based on newly available information. In the case of large-scale domestic and international projects where timing is often uncertain, it is particularly difficult to predict whether and when we will receive a contract award. The uncertainty of contract award timing can present difficulties in matching our workforce size with our contract needs. If an expected contract award is delayed or not received, we could incur costs resulting from reductions in staff or redundancy of facilities that would have the effect of reducing our profits.

We have international operations that are subject to foreign economic and political uncertainties. Unexpected and adverse changes in the foreign countries in which we operate could result in project disruptions, increased costs and potential losses.

      Our business is subject to fluctuations in demand and to changing domestic and international economic and political conditions which are beyond our control. As of September 30, 2003, approximately 40% of our projected backlog consisted of engineering and construction revenues to be derived from facilities to be constructed in other countries; we expect that a significant portion of our revenues and profits will continue to come from international projects for the foreseeable future.

      Operating in the international marketplace exposes us to a number of risks including:

•	abrupt changes in foreign government policies and regulations,

•	embargoes,

•	U.S. government policies, and

•	international hostilities.

      The lack of a well-developed legal system in some of these countries may make it difficult to enforce our contractual rights. We also face significant risks due to civil strife, acts of war, terrorism and insurrection. For example, we may receive contracts for reconstruction work in Iraq, which could entail significant risks relating to each of the aforementioned matters. Our level of exposure to these risks will vary with respect to each project, depending on the particular stage of each such project. Generally, our risk exposure with respect to a project in an early development stage will be less than our risk exposure with respect to a project in the middle of construction. To the extent that our international business is affected by unexpected and adverse foreign economic and political conditions, we may experience project disruptions and losses. Any project disruptions and losses could significantly reduce our revenues and profits.

Our government contracts may be terminated at any time. Also, if we do not comply with restrictions and regulations imposed by the government, our government contracts may be terminated and we may be unable to enter into future government contracts. The termination of our government contracts could significantly reduce our expected revenues.

      We enter into significant government contracts, from time to time, such as those that we have with the U.S. Department of Energy at Fernald and Hanford. Government contracts are subject to various uncertainties, restrictions and regulations, including oversight audits by government representatives and profit and cost controls. Government contracts are also exposed to uncertainties associated with congressional funding. The government is under no obligation to maintain funding at any specific level and funds for a program may even be eliminated.

      In addition, government contracts are subject to specific procurement regulations and a variety of other socio-economic requirements. We must comply with these government regulations and requirements as well as various statutes related to employment practices, environmental protection, recordkeeping and accounting. If we fail to comply with any of these regulations, requirements or statutes, our existing government contracts could be terminated, and we could be temporarily suspended from government contracting or subcontracting. If one or more of our government contracts are terminated for any reason, or if we are suspended from government contract work, we could suffer a significant reduction in expected revenues.

Our international operations expose us to foreign currency fluctuations that could increase our U.S. dollar costs or reduce our U.S. dollar revenues.

      Because our functional currency is the U.S. dollar, we try to denominate our contracts in U.S. dollars. However, from time to time our contracts are denominated in foreign currencies, which results in our foreign operations facing the additional risk of fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. Changes in the value of foreign currencies could increase our U.S. dollar costs for, or reduce our U.S. dollar revenues from, our foreign operations. Any increased costs or reduced revenues as a result of foreign currency fluctuations could affect our profits.

Our recent and any future acquisitions may be difficult to integrate, may underperform or may not otherwise be successful.

      We recently completed, and expect to continue to pursue, select acquisitions of businesses. We cannot, however, provide any assurance that we will be able to complete any additional acquisitions or that any acquisitions that we have completed or may complete will enhance our business. Our recently completed acquisitions and the acquisitions that we may complete in the future could subject us to a number of risks, including:

•	diversion of our management’s attention;

•	inability to integrate the acquired business and its employees into our organization effectively and to retain key personnel of the acquired business;

•	inability to provide the required types and levels of service to the acquired business’s customers;

•	inability to retain the acquired business’s customers; and

•	exposure to legal claims for activities of the acquired business prior to acquisition.

Future acquisitions may bring us into businesses we have not previously conducted and expose us to additional business risks that are different than those we have traditionally experienced. Client satisfaction or performance problems with an acquired business could adversely affect our reputation as a whole. In addition, any acquired business could significantly underperform relative to our expectations.

Intense competition in the engineering and construction industry could reduce our market share and profits.

      We serve markets that are highly competitive and in which a large number of multinational companies, such as the Bechtel Group, the Shaw Group, Jacobs Engineering Group, Kellogg Brown & Root, Washington Group International and Foster Wheeler, compete. In particular, the engineering and construction markets are highly competitive and require substantial resources and capital investment in equipment, technology and skilled personnel. Competition also places downward pressure on our contract prices and profit margins. Intense competition is expected to continue in these markets, presenting us with significant challenges in our ability to maintain strong growth rates and acceptable profit margins. If we are unable to meet these competitive challenges, we could lose market share to our competitors and experience an overall reduction in our profits.

The success of our joint ventures depends on the satisfactory performance by our joint venture partners of their joint venture obligations. The failure of our joint venture partners to perform their joint venture obligations could impose on us additional financial and performance obligations that could result in reduced profits or, in some cases, significant losses for us with respect to the joint venture.

      We enter into various joint ventures as part of our engineering, procurement and construction businesses, such as ICA/ Fluor Daniel and Duke/ Fluor Daniel. The success of these and other joint ventures depend, in large part, on the satisfactory performance of our joint venture partners of their joint venture obligations. If our joint venture partners fail to satisfactorily perform their joint venture obligations as a result of financial or other difficulties, the joint venture may be unable to adequately perform or deliver its contracted services. Under these circumstances, we may be required to make additional investments and provide additional services to ensure the adequate performance and delivery of the contracted services. These additional obligations could result in reduced profits or, in some cases, significant losses for us with respect to the joint venture.

We could incur substantial tax liabilities if certain representations and warranties made by our predecessor-in-interest are inaccurate.

      Prior to the reverse spin-off, our predecessor-in-interest received a ruling from the Internal Revenue Service that the reverse spin-off qualified as a tax-free spin-off under Section 355 of the Internal Revenue Code of 1986. The ruling was granted based upon certain representations made by our predecessor-in-interest. While we are not aware of any facts or circumstances that would cause those representations to be incorrect or incomplete, if those representations were inaccurate, it is possible that the ruling would no longer be valid. In such event, we could incur a significant corporate tax liability that could have a material adverse effect on our financial condition.

Environmental, safety and health regulations could impose on us significant additional costs that reduce our profits.

      We are subject to numerous environmental laws and health and safety regulations. Our projects involve the handling of hazardous and other highly regulated materials which could subject us to civil and criminal liabilities. It is impossible to reliably predict the full nature and effect of judicial, legislative or regulatory developments relating to health and safety regulations and environmental protection regulations applicable to our operations. The applicable regulations, as well as the technology and length of time available to comply with those regulations, continue to develop and change. In addition, past activities could also have a material impact on us. For example, when we sold our mining business formerly conducted through St. Joe Minerals Corporation, we retained responsibility for certain non-lead related environmental liabilities, but only to the extent that such liabilities were not covered by St. Joe’s comprehensive general liability insurance. While we are not currently aware of any material exposure arising from our former St. Joe’s business or otherwise, the costs of complying with rulings and regulations or satisfying any environmental remediation requirements for which we are found responsible, or any potential fines or penalties imposed for our failure to fully comply with such rulings or regulations, could be substantial and could reduce our profits. We are also subject to a number of asbestos-related lawsuits.

If we experience delays and/or defaults in customer payments, we could be unable to recover all expenditures.

      Because of the nature of our contracts, at times we commit resources to projects prior to receiving payments from the customer in amounts sufficient to cover expenditures on client projects as they are incurred. Delays in customer payments may require us to make a working capital investment. If a customer defaults in making its payments on a project in which we have devoted significant resources, it could have a material negative effect on our results of operations.

Risks Related to the Notes

Servicing the debt represented by the notes will require a significant amount of cash, and our ability to generate sufficient cash depends on many factors, some of which are beyond our control.

      Our ability to make payments on the notes, other debt we may incur in the future and our ability to fund our corporate strategy depends on our ability to generate cash flow. Our ability to generate cash flow in the future is, to some extent, subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate sufficient cash from operations or that our future access to capital will be sufficient to enable us to pay our debt, including the notes, or to fund our other liquidity needs.

      At maturity, the entire outstanding principal amount of the notes will become due and payable by us. In addition, each holder of the notes may require us to repurchase all or a portion of that holder’s notes as specified under “Description of the Notes — Repurchase of Notes at the Option of the Holder” or, if a “fundamental change,” as defined in the indenture, occurs. A “fundamental change” also may constitute an event of default under, and result in the acceleration of the maturity of, indebtedness under another indenture or other indebtedness that we have or may incur in the future.

      Any inability on our part to generate sufficient cash flow or raise capital on favorable terms could have a material adverse effect on our financial condition and on our ability to make payments on the notes.

The notes will be effectively subordinated to existing and future indebtedness of our subsidiaries.

      Because we operate primarily through our subsidiaries, we derive our revenues from and hold our assets through, those subsidiaries. As a result, we rely upon distributions and advances from our subsidiaries in order to meet our payment obligations under the notes and our other obligations. In general, these subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on our debt securities, including the notes, or to provide us with funds for our payment obligations, whether by dividends, distributions, loans or otherwise. Our right to receive any assets of any subsidiary in the event of a bankruptcy or liquidation of the subsidiary, and therefore the right of our creditors to participate in those assets, will be effectively subordinated to the claims of that subsidiary’s creditors, including trade creditors. As of September 30, 2003, our subsidiaries had no outstanding indebtedness, excluding intercompany indebtedness, but had substantial trade payables of approximately $567.1 million.

The trading prices for the notes will be directly affected by the trading prices for our common stock, which are impossible to predict.

      The price of our common stock could be affected by possible sales of our common stock by investors who view the notes as a more attractive means of equity participation in our company and by hedging or arbitrage trading activity that may develop involving our common stock. The hedging or arbitrage could, in turn, affect the trading prices of the notes.

A downgrade, suspension or withdrawal of the rating assigned by a rating agency to the notes would cause the liquidity or market value of the notes to decline significantly.

      The notes have been rated BBB+ by Standard & Poor’s and A3 by Moody’s. There can be no assurance that these ratings will remain for any given period of time or that a rating will not be lowered or withdrawn entirely by a rating agency. As a result, the market price of the notes could be adversely affected.

There may be no public market for the notes.

      Prior to this offering, there has been no trading market for the notes. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Although the underwriters have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue their market-making activities at any time without notice. Consequently, we cannot be sure that any market for the notes will develop, or if one does develop, that it will be maintained. If an active market for the notes fails to develop or be sustained, the trading price and liquidity of the notes could be adversely affected.

The conditional conversion feature of the notes could result in you not receiving the value of the common stock into which the notes are convertible.

      The notes are convertible into common stock only if specific conditions are met. If the specific conditions for conversion are not met, you may not be able to receive the value of the common stock into which your notes would otherwise be convertible.

The conversion rate of the notes may not be adjusted for all dilutive events.

      The conversion rate of the notes is subject to adjustment for certain events, including but not limited to the issuance of stock dividends on our common stock, the issuance of certain rights or warrants, subdivisions or combinations of our common stock, distributions of capital stock, indebtedness or assets, certain cash dividends and certain tender or exchange offers as described under “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the notes or the common stock. There can be no assurance that an event that adversely affects the value of the notes, but does not result in an adjustment to the conversion rate, will not occur.

The value of the conversion rights associated with the notes may be substantially lessened or eliminated if we are a party to a merger, consolidation or similar transaction.

      If we are a party to a consolidation, merger or transfer or lease of all or substantially all of our assets pursuant to which our common stock would be converted to cash, securities or other assets, the notes would become convertible into such cash, securities or other amounts. As a result, the value of the conversion rights associated with the notes may be substantially lessened or eliminated because you would no longer be able to convert your notes into shares of our common stock in the future or because of changes in the nature or volatility of our common stock. See “Description of Notes — Conversion Rights.”

You may have to pay taxes with respect to distributions on our common stock that you do not receive.

      The conversion rate of the notes is subject to adjustment for certain events arising from stock splits and combinations, stock dividends, certain cash dividends and certain other actions by us that modify our capital structure. See “Description of the Notes — Conversion Rights — Conversion Rate Adjustments.” If the conversion rate is adjusted as a result of a distribution that is taxable to our common stockholders, such as a cash dividend in excess of $0.16 per share per quarter, you would be required to include an amount in income for federal income tax purposes, notwithstanding the fact that you do not actually receive such distribution. In addition, Non-U.S. Holders of notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations.”

The notes do not restrict our and our subsidiaries ability to incur additional debt or to take other action that could negatively impact holders of the notes.

      We and our subsidiaries are not restricted under the terms of the indenture and the notes from incurring additional indebtedness or securing indebtedness other than the notes. In addition, the notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt, secure existing or future debt and take a number of other actions that are not limited by the terms of the indenture and the notes could have the effect of diminishing our ability to make payments on the notes when due. In addition, we and our subsidiaries are not restricted from repurchasing subordinated indebtedness or common stock by the terms of the indenture and the notes.

If you hold notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect to our common stock.

      If you hold notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting the common stock. You will have rights with respect to our common stock only if and when we deliver shares of common stock to you upon conversion of your notes and, in limited cases, under the conversion rate adjustments applicable to the notes. For example, in the event that an amendment is proposed to our amended and restated certificate of incorporation or bylaws requiring stockholder approval and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of common stock to you, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

We have various mechanisms in place to discourage takeover attempts, which may reduce or eliminate our stockholders’ ability to sell their shares for a premium in a change of control transaction.

      Various provisions of our amended and restated certificate of incorporation and bylaws and of Delaware corporate law may discourage, delay or prevent a change in control or takeover attempt of our company by a third party that is opposed to by our management and board of directors. Public stockholders who might desire to participate in such a transaction may not have the opportunity to do so.

These anti-takeover provisions could substantially impede the ability of public stockholders to benefit from a change of control or change in our management and board of directors. These provisions include:

•	authorization for our board of directors to issue preferred stock, without further vote or action by the stockholders, which could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of our outstanding voting stock;

•	classification of our board of directors into three classes of directors serving staggered three-year terms;

•	non-cumulative voting for directors;

•	the ability of our board of directors to increase the size of our board and to fill vacancies on our board;

•	prohibition on stockholders calling a meeting or acting by written consent; and

•	requirements for advance notice for raising business or making nominations at stockholder meetings.

USE OF PROCEEDS

      We estimate that the net proceeds to us from the sale of the notes will be approximately $293,100,000, net of expenses ($322,500,000 if the underwriters’ over-allotment option to purchase additional notes is exercised in full). We expect to use the net proceeds for working capital and general corporate purposes. Pending their use, we intend to invest the net proceeds of this offering primarily in short-term, investment-grade, interest-bearing instruments and in U.S. government debt securities and high-grade investment quality debt securities with maturities of less than three years.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges for each of the nine months ended September 30, 2003, the two years ended December 31, 2002 and 2001 and the three years ended October 31, 2000, 1999 and 1998 are as follows:

Nine Months Ended
September 30,	Year Ended December 31,		Year Ended October 31,

2003	2002	2001	2000	1999	1998

7.88	8.26	4.80	4.10	2.86	5.50

      For purposes of computing the ratio of earnings to fixed charges, “earnings” consist of earnings from continuing operations before provision for income taxes plus fixed charges less equity in earnings from less than 50% owned persons, net of distributions. “Fixed charges” consist of interest and approximately one-third of rental expense. You should also refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2002 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003 for a discussion of factors which have affected our earnings from continuing operations before income taxes.

PRICE RANGE OF COMMON STOCK

      Our common stock is traded on the New York Stock Exchange under the symbol “FLR.” The following table sets forth for the quarters indicated, since our reverse spin-off transaction on November 30, 2000, the high and low closing prices of our common stock and the cash dividends paid per share of common stock.

	Common Stock
	Price Range		Dividends
			Per
	High	Low	Share

Year Ended December 31, 2003
Fourth Quarter	$40.54	$34.60	$0.16
Third Quarter	$37.83	$32.80	$0.16
Second Quarter	$36.48	$33.20	$0.16
First Quarter	$34.99	$27.18	$0.16
Year Ended December 31, 2002
Fourth Quarter	$28.42	$20.94	$0.16
Third Quarter	$37.66	$24.00	$0.16
Second Quarter	$44.57	$35.46	$0.16
First Quarter	$43.91	$29.59	$0.16
Year Ended December 31, 2001
Fourth Quarter	$46.98	$35.40	$0.16
Third Quarter	$45.49	$35.30	$0.16
Second Quarter	$62.65	$40.97	$0.16
First Quarter	$46.84	$31.82	$0.16

DIVIDEND POLICY

      For each of the four quarters for the years ended December 31, 2001, 2002 and 2003, we have paid a $0.16 per share cash dividend. We expect to pay comparable dividends in the future. However, any future cash dividends will depend upon our results of operations, financial condition, cash requirements, availability of surplus and such other factors as our board of directors may deem relevant. See “Risk Factors.”

CAPITALIZATION

      The following table sets forth our consolidated capitalization, as of September 30, 2003 and as adjusted for the sale of the notes offered hereby.

	Actual(1)	As Adjusted

	(Unaudited)

	($ in thousands)
Long-term debt due after one year:
5.625% Municipal bonds	$17,626	$17,626
Facilities financing(2)	126,734	126,734
Convertible senior notes due 2024	—	300,000

Total long-term debt due after one year	144,360	444,360
Stockholders’ equity	1,015,018	1,015,018

Total capitalization	$1,159,378	$1,459,378

(1)	See the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2002 for additional information relating to long-term debt and capital stock.

(2)	Pursuant to the requirements of FASB Interpretation No. 46, “Consolidation of Variable Interest Entities,” we have consolidated long-term debt of two entities that own certain engineering office facilities, which are leased to us. We have no ownership interest in the companies that own the facilities but are deemed to be the primary beneficiary of the variable interests in these entities.

DESCRIPTION OF THE NOTES

      We will issue the notes under an indenture, dated as of February 17, 2004, between us and The Bank of New York, a New York banking corporation, as trustee, as amended by a supplemental indenture between us and the trustee. Initially, the trustee will also act as paying agent, conversion agent and calculation agent for the notes. The terms of the notes include those provided in the indenture.

      The following description is only a summary of the material provisions of the notes and the indenture and is subject to, and is qualified in its entirety by reference to, the detailed provisions of the notes and the indenture. We urge you to read the notes and the indenture in their entirety because they, and not this description, define your rights as holders of the notes.

      When we refer to “Fluor,” “Fluor Corporation,” “us,” “we,” or “our” in this section, we refer only to Fluor Corporation, a Delaware corporation, and not its subsidiaries.

Brief Description of the Notes

      The notes offered hereby will:

•	be $300,000,000 in aggregate principal amount of notes ($330,000,000 if the underwriters’ over-allotment option to purchase additional notes is exercised in full);

•	bear cash interest at a rate of 1.50% per annum payable on each February 15 and August 15 of each year, beginning August 15, 2004;

•	be senior unsecured obligations of Fluor Corporation, ranking equally with all of our other senior unsecured obligations; as indebtedness of Fluor Corporation, the notes will be effectively subordinated to all indebtedness and liabilities of our subsidiaries;

•	be convertible, subject to the conditions described under “— Conversion Rights,” into our common stock at a conversion rate of 17.8750 shares per $1,000 principal amount of notes (equivalent to a conversion price of approximately $55.94 per share), subject to such adjustments as are described under “— Conversion Rights — Conversion Rate Adjustments”;

•	permit us to satisfy our conversion obligation in cash, shares of our common stock or a combination of cash and shares of common stock;

•	be redeemable at our option in whole or in part for cash beginning on February 16, 2009, as set forth under “— Optional Redemption by Us”;

•	entitle you to require us to repurchase the notes on February 15, 2009, February 15, 2014 and February 15, 2019, as set forth under “— Repurchase of Notes at the Option of the Holders”;

•	entitle you to require us to repurchase for cash the notes upon a fundamental change as set forth under “— Repurchase of Notes at the Option of the Holders Upon a Fundamental Change”;

•	be due on February 15, 2024, unless earlier converted, redeemed by us at our option or repurchased by us at your option;

•	be offered and sold at 100% of their principal amount;

•	be issued only in registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof; and

•	not have a sinking fund.

      The indenture does not contain any financial covenants and does not restrict us from paying dividends, incurring additional indebtedness or issuing or repurchasing our other securities. The indenture also does not protect you in the event of a highly leveraged transaction or a change of control of Fluor Corporation, except to the extent described under “— Repurchase of Notes at the Option of the Holders Upon a Fundamental Change” below.

      You may present definitive notes for conversion, registration of transfer and exchange at our office or agency in New York City, which shall initially be the principal corporate trust office of the trustee currently located at 101 Barclay Street — 8W, New York, New York 10286, Attention: Corporate Trust

Administration. For information regarding conversion, registration of transfer and exchange of global notes, see “— Form, Denomination and Registration.” No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Ranking

      The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our existing and future senior unsecured obligations. At September 30, 2003, our senior indebtedness totaled approximately $144.4 million. The notes will not be guaranteed by any of our subsidiaries and, accordingly, the notes are effectively subordinated to the indebtedness and other liabilities of our subsidiaries, including trade creditors. As of September 30, 2003, our subsidiaries had no outstanding indebtedness, excluding intercompany indebtedness, but had substantial trade payables of approximately $567.1 million. Neither we nor our subsidiaries will be restricted under the indenture from incurring additional senior indebtedness or other additional indebtedness.

Interest

      The notes will bear interest at a rate of 1.50% per annum from February 17, 2004.

      We will pay interest semiannually on February 15 and August 15 of each year, beginning August 15, 2004, to the holders of record at the close of business on the preceding February 1 and August 1, respectively; provided that interest payable upon redemption will be paid to the person to whom principal is payable, unless the redemption date is an interest payment date. In general, we will not pay accrued and unpaid interest on any notes that are converted into our common stock. Instead, accrued interest will be deemed paid by the common stock received by holders on conversion.

      Except as provided below, we will pay interest on:

•	global notes to The Depository Trust Company, or DTC, in immediately available funds;

•	any definitive notes having an aggregate principal amount of $5,000,000 or less by check mailed to the holders of those notes; and

•	any definitive notes having an aggregate principal amount of more than $5,000,000 by wire transfer in immediately available funds if requested by the holders of those notes.

      At maturity we will pay interest on the definitive notes at our office or agency in New York City which initially will be the principal corporate trust office of the trustee. We will make payments of interest at maturity on global notes to DTC, in immediately available funds.

      Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

      If any interest payment date (other than an interest payment date coinciding with the stated maturity date or earlier redemption date, purchase date or fundamental change purchase date) of a note falls on a day that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day. If the stated maturity date, redemption date, purchase date or fundamental change purchase date of a note would fall on a day that is not a business day, the required payment of interest, if any, and principal will be made on the next succeeding business day and no interest on such payment will accrue for the period from and after the stated maturity date, redemption date or purchase date to such next succeeding business day. The term “business day” means, with respect to any note, any day other than a Saturday, a Sunday or a day on which banking institutions in New York City or the place of payment are authorized or required by law, regulation or executive order to close.

Conversion Rights

General

      Holders may not convert their notes prior to February 17, 2005. On or after February 17, 2005 and subject to the conditions and during the periods described below, holders may convert their notes at any time prior to the close of business on the maturity date into shares of our common stock. For each $1,000 principal amount of notes surrendered for conversion, a holder will receive 17.8750 shares of our common stock, equal to an initial conversion price of approximately $55.94, subject to adjustment as set forth in “— Conversion Rate Adjustments” below.

      We will not issue fractional shares of common stock upon conversion of the notes. Instead, we will pay cash in lieu of fractional shares. The cash amount to be paid for all fractional shares of common stock will be based on the closing price of our common stock immediately preceding the conversion date. You may convert notes only in denominations of $1,000 principal amount and multiples thereof.

      If a holder converts after a record date for an interest payment but prior to the corresponding interest payment date, the holder of record on the preceding record date will receive on that interest payment date accrued and unpaid interest on those notes, notwithstanding the holder’s conversion of those notes prior to that interest payment date. However, at the time of such a conversion, the holder surrendering notes for conversion must pay to us an amount equal to the interest that will be paid on the related interest payment date. The preceding sentence does not apply, however, if (1) we have specified a redemption date that is after a record date for an interest payment but on or prior to the corresponding interest payment date, (2) we have specified a repurchase date following a fundamental change that is during such period or (3) any overdue interest exists at the time of conversion with respect to the notes converted only to the extent of the overdue interest. Accordingly, under those circumstances, a holder who chooses to convert those notes on a date that is after a record date but prior to the corresponding interest payment date, will not be required to pay us, at the time that holder surrenders those notes for conversion, the amount of interest it will receive on the interest payment date.

      Any notes called for redemption must be surrendered for conversion prior to the close of business on the business day prior to the redemption date. If the holder has exercised its right to require us to repurchase its notes as described under “— Repurchase of Notes at the Option of Holders” or “— Repurchase of Notes at the Option of the Holders Upon a Fundamental Change,” the holder may convert its notes into our common stock only if it withdraws its purchase notice or fundamental change repurchase notice, as the case may be.

      Upon conversion, we may choose to deliver, in lieu of shares of our common stock, cash or a combination of cash and shares of our common stock, as described below under “— Payment Upon Conversion.” At any time prior to maturity, we may irrevocably elect in our sole discretion to satisfy our conversion obligation in cash (as described under “— Payment Upon Conversion”) up to 100% of the principal amount of the notes converted, with any remaining amount to be satisfied in shares.

      To convert a note (other than a note held in book-entry form through DTC) into common stock a holder must:

•	complete and manually sign the conversion notice on the back of the note or facsimile of the conversion notice and deliver this notice to the conversion agent;

•	surrender the note to the conversion agent;

•	if required, furnish appropriate endorsements and transfer documents;

•	if required, pay all transfer or similar taxes; and

•	if required, pay funds equal to interest payable on the next interest payment date, to which the holder is not entitled, as described in “— Interest.”

      Holders of notes held in book-entry form through DTC must comply with the requirements in the last three bullets above and follow DTC’s customary practices. The date the holder complies with these requirements is the “conversion date” under the indenture. Settlement of our obligation to deliver shares and cash (if any) with respect to a conversion will occur on the dates described under “— Payment Upon Conversion” below. Delivery of shares will be accomplished by delivery to the conversion agent or to holders or their nominees of certificates for the relevant number of shares, other than in the case of holders of notes in book-entry form with DTC, which shares shall be delivered in accordance with DTC’s customary practices. In addition, we will pay cash for any fractional shares, as described above.

      If a holder delivers a note for conversion, it will not be required to pay any taxes or duties for the issue or delivery of common stock on conversion. However, we will not pay any transfer tax or duty payable as a result of the issuance or delivery of the common stock in a name other than that of the holder of the note. We will not issue or deliver common stock certificates unless we have been paid the amount of any transfer tax or duty or we have been provided satisfactory evidence that the transfer tax or duty has been paid.

      By delivering to the holder the number of shares or the amount of cash determined as set forth below under “— Payment Upon Conversion,” together with cash in lieu of any fractional shares, we will satisfy our obligation with respect to the notes. That is, accrued and unpaid interest, if any, will be deemed to be paid in full rather than cancelled, extinguished or forfeited, except as set forth above under “— Interest.”

Payment Upon Conversion

Conversion on or Prior to the Final Notice Date

      In the event that we receive your notice of conversion on or prior to the date that is 10 days prior to maturity or, with respect to notes being redeemed, the applicable redemption date (the “final notice date”), the following procedures will apply:

      If we choose to satisfy all or any portion of our obligation to deliver common stock upon conversion (the “conversion obligation”) in cash, we will notify you through the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount) at any time on or before the date that is two business days following receipt by the conversion agent of your notice of conversion (the “cash settlement notice period”). If we timely elect to pay cash for any portion of the shares otherwise issuable to you, you may retract the conversion notice at any time during the two business day period beginning on the day after the final day of the cash settlement notice period (the “conversion retraction period”). If we do not elect to deliver cash in lieu of shares (other than cash in lieu of fractional shares), no such retraction can be made (and a conversion notice shall be irrevocable). If we elect to deliver cash for all or a portion of the shares and if the conversion notice has not been retracted, then settlement (in cash and/or shares) will occur on the third business day following the final day of the 10 trading day period beginning on the day after the final day of the conversion retraction period (the “cash settlement averaging period”). If we choose to satisfy the entire conversion obligation in shares of our common stock, then settlement will occur on the third business day following the conversion date. Settlement amounts will be computed as follows:

•	If we elect to satisfy the entire conversion obligation in shares, we will deliver to you a number of shares for each $1,000 principal amount of notes to be converted equal to the conversion rate. In addition, we will pay cash for all fractional shares of common stock as described above under “— General.”

•	If we elect to satisfy the entire conversion obligation in cash, we will deliver to you for each $1,000 principal amount of notes to be converted in cash in an amount equal to the product of:

•	the then current conversion rate, and

•	the average closing price of our common stock during the cash settlement averaging period.

•	If we elect to satisfy a fixed portion (other than 100%) of the conversion obligation in cash, we will deliver to you such cash amount (the “cash amount”) and a number of shares, for each $1,000 principal amount of notes, equal to the then current conversion rate minus the number of shares equal to the cash amount divided by the average closing price of our common stock during the cash settlement averaging period; provided, however, that the number of shares will not be less than zero. In addition, we will pay cash for all fractional shares of common stock as described above under “—General.” Because, in this case, the number of shares of our common stock that we deliver on conversion will be calculated over a 10 trading day period, holders of notes bear the market risk that our common stock will decline in value between the beginning of the cash settlement averaging period and the day we deliver the shares of common stock upon conversion.

Our Right to Irrevocably Elect Payment

      At any time prior to maturity, we may irrevocably elect to satisfy in cash up to 100% of the principal amount of the notes converted after the date of such election, with any remaining amount to be satisfied in shares of our common stock. Such election shall be in our sole discretion without the consent of the holders of the notes, by notice to the trustee and the holders of the notes.

      In the event that we receive your notice of conversion after the election date, your notice of conversion will not be retractable, the cash settlement averaging period will be the 10 trading day period beginning on the day after receipt of your notice of conversion and settlement (in cash and/or shares) will occur on the business day following the final day of the cash settlement averaging period.

      We will deliver to you, for each $1,000 principal amount of notes submitted for conversion:

•	a cash amount (the “election amount”) equal to (i) the then current conversion rate, multiplied by (ii) the average closing price of our common stock during the cash settlement averaging period; provided, however, that the election amount will not be more than 100% of the principal amount of a note; and

•	a number of shares equal to (i) the then current conversion rate, minus (ii) the election amount divided by the average closing price of our common stock during the cash settlement averaging period.

Conversion after the Final Notice Date

      With respect to conversion notices that we receive after the final notice date, we will not send individual notices of our election to satisfy all or any portion of the conversion obligation in cash. Instead if we choose to satisfy all or any portion of the conversion obligation in cash after the final notice date, we will send, on or prior to the final notice date, a single notice to the trustee of the dollar amount to be satisfied in cash (which must be expressed either as 100% of the conversion obligation or as a fixed dollar amount).

      In the event that we receive your notice of conversion after the final notice date, the following procedures will apply:

      Settlement amounts will be computed and settlement dates will be determined in the same manner as set forth above under “Payment Upon Conversion — Conversion on or Prior to the Final Notice Date” except that the “cash settlement averaging period” shall be the 10 trading day period beginning on the trading day after receipt of your notice of conversion. Settlement (in cash and/or shares) will occur on the third business day following the final day of such cash settlement averaging period, which date could be after the maturity date.

Conditions to Conversion

      Holders may not convert their notes prior to February 17, 2005. On or after February 17, 2005, holders may surrender their notes for conversion into shares of our common stock prior to stated maturity only under the circumstances described below. Upon determination that holders of notes are or will be entitled to convert their notes, we will disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News and publish such information on our website as soon as practicable.

      Conversion Upon Satisfaction of Stock Price Condition. On or after February 17, 2005, a holder may surrender any of its notes for conversion into shares of our common stock during any fiscal quarter (and only during such fiscal quarter) if the closing price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the previous fiscal quarter is greater than or equal to 130% of the current conversion price of the notes on that 30th trading day (initially 130% of $55.94, or $72.73).

      The “closing price” of our common stock on any date means the closing sale price per share (or, if no closing sale price is reported, the average of the bid and asked prices or, if there is more than one bid or ask price, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded or, if our common stock is not listed on a U.S. national or regional securities exchange, as reported by the Nasdaq National Market. The closing price will be determined without reference to after-hours or extended market trading. If our common stock is not listed for trading on a U.S. national or regional securities exchange and not reported by the Nasdaq National Market on the relevant date, the “closing price” will be the last quoted bid for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “closing price” will be the average of the midpoint of the last bid and asked prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

      “Trading day” means a day during which trading in securities generally occurs on the New York Stock Exchange or, if our common stock is not listed on the New York Stock Exchange, on the principal other U.S. national or regional securities exchange on which our common stock is then listed or, if our common stock is not listed on a U.S. national or regional securities exchange, on the Nasdaq National Market or, if our common stock is not reported by the Nasdaq National Market, on the principal other market on which our common stock is then traded.

      Conversion Upon Redemption. If we elect to redeem notes, holders may convert the notes called for redemption into our common stock at any time prior to the close of business on the business day immediately preceding the redemption date, even if the notes are not otherwise convertible at such time.

      Conversion Upon Specified Corporate Transactions. If we elect to:

•	distribute to all holders of our common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the date of the distribution, shares of our common stock at a price per share of less than the closing price of a share of our common stock on the record date for the distribution, or

•	distribute to all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as determined by our board of directors, exceeding 10% of the closing price of a share of our common stock on the trading day immediately preceding the declaration date for such distribution, then we must notify the holders of the notes at least 22 business days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time; provided, however, that a holder may not exercise this right to convert if the holder may participate in the distribution without conversion. The “ex-dividend date” is the first date upon which a sale of the common stock, carried out in the regular way on the relevant exchange or in the relevant market for our common stock, does not automatically transfer the right to receive the relevant dividend or distribution from the seller of the common stock to its buyer.

      In addition, if we are party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, a holder may surrender notes for conversion at any time from and after the date which is

15 days prior to the anticipated effective date of the transaction until 15 days after the actual effective date of such transaction (or if such transaction constitutes a fundamental change, until the business day immediately preceding the applicable fundamental change purchase date). If we engage in certain reclassifications of our common stock or are a party to a consolidation, merger, binding share exchange or transfer of all or substantially all of our assets pursuant to which our common stock is converted into cash, securities or other property, then at the effective time of the transaction, the right to convert a note into our common stock will be changed into a right to convert a note into the kind and amount of cash, securities or other property that the holder would have received if the holder had converted its notes immediately prior to the applicable record date for the transaction. If we engage in any transaction described in the preceding sentence, the conversion rate will not be otherwise adjusted. If the transaction also constitutes a fundamental change, as defined below, a holder can require us to purchase all or a portion of its notes as described below under “— Repurchase of the Notes at the Option of the Holders Upon a Fundamental Change.”

Conversion Rate Adjustments

      We will adjust the conversion rate for the notes if any of the following events occur:

(1) we issue our common stock as a dividend or distribution on our common stock;

(2) we issue to all holders of common stock certain rights or warrants entitling them to purchase, for a period expiring within 60 days after the record date for the distribution, shares of our common stock at a price per share of less than the closing price of a share of our common stock on the record date for the distribution;

(3) we subdivide or combine our common stock;

(4) we distribute to all holders of our common stock capital stock, evidences of indebtedness or assets, including securities (but excluding rights or warrants listed in (2) above, dividends or distributions listed in (1) above and distributions consisting exclusively of cash), the conversion rate will be increased by multiplying the conversion rate by a fraction,

•	the numerator of which will be the current market price of our common stock and

•	the denominator of which will be the current market price of our common stock minus the fair market value, as determined by our board of directors, of the portion of those assets, debt securities, shares of capital stock or rights or warrants so distributed applicable to one share of common stock.

If we distribute capital stock of, or similar equity interests in, a subsidiary or other business unit of ours, then the conversion rate will be adjusted based on the market value of the securities so distributed relative to the market value of our common stock, in each case based on the average closing sales price of those securities (where such closing sale prices are available) for the 10 trading days commencing on and including the fifth trading day after the date on which “ex-dividend trading” commences for such distribution on the New York Stock Exchange or such other national or regional exchange or market on which the securities are then listed or quoted;

(5) we distribute cash, excluding any dividend or distribution in connection with our liquidation, dissolution or winding up or any quarterly cash dividend on our common stock to the extent that the aggregate cash dividend per share of common stock in any quarter does not exceed $0.16 (the “dividend threshold amount”); in which event the conversion rate will be increased by multiplying the conversion rate by a fraction,

•	the numerator of which will be the current market price of our common stock and

•	the denominator of which will be the current market price of our common stock minus the amount per share of such dividend (as determined below) or distribution.

The dividend threshold amount is subject to adjustment on an inversely proportional basis whenever the conversion rate is adjusted. If an adjustment is required to be made under this clause (5) as a result of a distribution that is a quarterly dividend, the adjustment would be based upon the amount by which the distribution exceeds the dividend threshold amount. If an adjustment is required to be made under this clause as a result of a distribution that is not a quarterly dividend, the adjustment would be based upon the full amount of the distribution;

(6) we or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased by multiplying the conversion rate by a fraction,

•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable for all shares of our common stock we purchase in such tender or exchange offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer; and

(7) someone other than us or one of our subsidiaries makes a payment in respect of a tender offer or exchange offer in which, as of the closing date of the offer, our board of directors is not recommending rejection of the offer, in which event the conversion rate will be increased by multiplying the conversion rate by a fraction

•	the numerator of which will be the sum of (x) the fair market value, as determined by our board of directors, of the aggregate consideration payable to our stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchange and not withdrawn as of the expiration of the offer and (y) the product of the number of shares of our common stock outstanding less any such purchased shares and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer and

•	the denominator of which will be the product of the number of shares of our common stock outstanding, including any such purchased shares, and the closing price of our common stock on the trading day next succeeding the expiration of the tender or exchange offer.

The adjustment referred to in this clause (7) will be made only if:

•	the tender offer or exchange offer is for an amount that increases the offeror’s ownership of common stock to more than 25% of the total shares of common stock outstanding; and

•	the cash and value of any other consideration included in the payment per share of common stock exceeds the current market price per share of common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to the tender or exchange offer.

However, the adjustment referred to in this clause (7) will generally not be made if, as of the closing of the offer, the offering documents disclose a plan or an intention to cause us to engage in a consolidation or merger or a sale of all or substantially all of our assets.

      In the event of clauses (5) or (6) above, in no event will the conversion rate exceed 25.0250 shares per $1,000 principal amount of notes, subject to adjustment from clauses (1) through (4) and (7).

      “Current market price” of our common stock on any day means the average of the closing price per share of our common stock (as defined above under “— Conversion Rights — Conditions to Conversion”) for each of the 10 consecutive trading days (as defined above under “— Conversion Rights — Conditions to Conversion”) ending on the earlier of the day in question and the day before the “ex-dividend date” with respect to the issuance or distribution requiring such computation.

      To the extent that we have a rights plan in effect upon conversion of the notes into common stock, you will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case the conversion rate will be adjusted at the time of separation as described in clause (4) above, as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness or assets as described above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

      In the event of:

•	any reclassification of our common stock;

•	a consolidation, merger, binding share exchange or combination involving us; or

•	a sale or conveyance to another person or entity of all or substantially all of our property or assets;

in which holders of common stock would be entitled to receive stock, other securities, other property, assets or cash for their common stock, upon conversion of your notes you will be entitled to receive the same type of consideration that you would have been entitled to receive if you had converted the notes into our common stock immediately prior to any of these events.

      The holders of the notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend as a result of certain conversion rate adjustments. Similarly, Non-U.S. Holders of notes in certain circumstances may be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Certain United States Federal Income Tax Considerations — U.S. Holders — Constructive Dividends on Notes” and “— Non-U.S. Holders — Dividends and Other Potential Withholding.”

      To the extent permitted by law, we may, from time to time, increase the conversion rate for a period of at least 20 days if our board of directors has made a determination that this increase would be in our best interests. Any such determination by our board will be conclusive. We will give holders at least 15 days notice of any increase in the conversion rate. In addition, we may increase the conversion rate if our board of directors deems it advisable to avoid or diminish any income tax to holders of common stock or rights to purchase our common stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes.

      The applicable conversion rate will not be adjusted:

•	upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•	upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•	upon the issuance of any shares of our common stock pursuant to any option, warrant, right, or exercisable, convertible or exchangeable security not described in the immediately preceding bullets above and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest.

Furthermore, we will not be required to make an adjustment in the conversion rate unless the adjustment would require a change of at least 1% in the conversion rate. However, we will carry forward any adjustments that are less than 1% of the conversion rate.

Optional Redemption by Us

      Prior to February 16, 2009, the notes will not be redeemable at our option. At any time on or after February 16, 2009, we may redeem some or all of the notes for cash at 100% of their principal amount, plus accrued and unpaid interest, if any, to but excluding the purchase date.

      We will give at least 30 days but not more than 60 days notice of redemption by mail to holders of notes. Notes or portions of notes called for redemption will be convertible by the holder until the close of business on the business day prior to the redemption date.

      If we do not redeem all of the notes, the trustee will select the notes to be redeemed in principal amounts of $1,000 or multiples thereof, by lot or on a pro rata basis. If any notes are to be redeemed in part only, we will issue a new note or notes with a principal amount equal to the unredeemed principal portion thereof. If a portion of your notes is selected for partial redemption and you convert a portion of your notes, the converted portion will be deemed to be taken from the portion selected for redemption.

Repurchase of Notes at the Option of the Holders

      Holders of notes may require us to purchase all or a portion of their notes on February 15, 2009, February 15, 2014 and February 15, 2019. In each case, the purchase price will be equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest, if any, to but excluding each purchase date.

      We will pay the first put on February 15, 2009 in cash and subsequent puts on February 15, 2014 and February 15, 2019 in cash, stock or a combination thereof at our option. At any time prior to maturity, we may irrevocably elect in our sole discretion to satisfy 100% of the principal amount of the notes put to us after the date of such election (plus accrued and unpaid interest) in cash.

      The number of shares of our common stock a holder will receive will equal the relevant amount of the purchase price divided by 100% of the average of the closing prices of our common stock for the ten trading days immediately preceding and including the third business day prior to the purchase date. Because, in this case, the number of shares of our common stock that we deliver will be calculated over a ten trading day period, holders of notes bear the market risk that our common stock will decline in value between the first day of the ten trading day period and the purchase date.

      In connection with any purchase of notes, we will notify the holders of notes, not less than 22 business days prior to any purchase date, of their purchase right, the purchase date and the purchase procedures. To exercise the purchase right, prior to the close of business on the business day immediately preceding the purchase date, written notice must be received by the paying agent of your exercise of your purchase right. You may withdraw this notice if the paying agent receives a notice of withdrawal prior to the close of business on the business day immediately preceding the purchase date.

      Rule 13e-4 under the Securities Exchange Act of 1934 requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule, Rule 14e-1 and any other tender offer rules under the Securities Exchange Act of 1934 which may then be applicable and file Schedule TO (or any similar schedule) to the extent applicable at that time.

      We shall pay the purchase price for the notes we are required to repurchase promptly following the later of the purchase date and the date that such notes are delivered to, and received by the paying agent. If the paying agent holds money or shares of common stock (or a combination thereof) sufficient to pay the purchase price of the notes which holders have elected to require us to purchase on the purchase date in accordance with the terms of the indenture, then, immediately after the purchase date, those notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holders of those notes shall terminate, other than the right to receive the purchase price upon delivery of the notes.

      No notes may be repurchased by us at the option of the holders if there has occurred and is continuing an event of default (other than an event of default that may be cured by payment of the purchase price). Our ability to purchase notes is subject to important limitations. Our ability to purchase the notes for cash may be limited by restrictions on our ability to obtain funds for such purchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the purchase price for all the notes that might be delivered by holders of notes seeking to exercise the purchase right.

Repurchase of Notes at the Option of the Holders Upon a Fundamental Change

      If a fundamental change, as described below, occurs, you will have the right on the fundamental change repurchase date (subject to certain exceptions set forth below) to require us to repurchase, for cash, all or a portion of your notes not previously called for redemption, or any portion of those notes that is equal to $1,000 in principal amount or multiples thereof, at a fundamental change repurchase price equal to 100% of the principal amount of the notes plus any accrued and unpaid interest to but excluding the fundamental change repurchase date; provided that, if the fundamental change repurchase date is after a record date and before the next succeeding interest payment date, any accrued and unpaid interest will be paid to the holder as of that record date.

      A “fundamental change” will be deemed to have occurred at such time after the original issuance of the notes when any of the following has occurred:

(1) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934 of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchase, merger or other acquisition transactions, of shares of our capital stock entitling that person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote generally in elections of directors, other than any acquisition by us, any of our subsidiaries or any of our employee benefit plans (except that any of those persons shall be deemed to have beneficial ownership of all securities it has the right to acquire, whether the right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); or

(2) the first day on which a majority of the members of the board of directors of Fluor Corporation are not continuing directors; or

(3) our consolidation or merger with or into any other person, any merger of another person into us, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of our properties and assets to another person, other than:

•	any transaction:

(a) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of our capital stock; or

(b) pursuant to which holders of our capital stock immediately prior to the transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such issuance; or

•	any merger, share exchange, transfer of assets or similar transaction solely for the purpose of changing our jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding shares of common stock, if at all, solely into shares of common stock, ordinary shares or American Depositary Shares of the surviving entity or a direct or indirect parent of the surviving corporation, or

(4) our common stock is not listed for trading on a U.S. national securities exchange or approved for listing on the Nasdaq National Market.

      However, notwithstanding the foregoing, you will not have the right to require us to repurchase your notes if:

(1) the sale price per share of our common stock for any five trading days within:

•	the period of 10 consecutive trading days ending immediately after the later of the fundamental change or the public announcement of the fundamental change, in the case of a fundamental change described in (1) or (2) above, or

•	the period of 10 consecutive trading days ending immediately before the fundamental change, in the case of a fundamental change described in (3) above,

           equals or exceeds 105% of the conversion price of the notes on each of those five trading days; or

(2) 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) constituting a fundamental change consists of shares of common stock, ordinary shares or American Depositary Shares traded or to be traded immediately following a fundamental change on a U.S. national securities exchange or the Nasdaq National Market, and, as a result of the transaction or transactions, the notes become convertible into that common stock, ordinary shares or American Depositary Shares (and any rights attached thereto).

      “Continuing director” means, as of any date of determination, any member of our board of directors who:

•	was a member of such board of directors on the date of the original issuance of the notes, or

•	was nominated for election or elected to such board of directors with the approval of a majority of the continuing directors who were members of such board at the time of such nomination or election.

      On or prior to the date of repurchase, we will deposit with a paying agent an amount of money sufficient to pay the aggregate repurchase price of the notes which is to be paid on the date of repurchase.

      On or before the 15th day after the fundamental change, we must mail to the trustee, the paying agent and all holders of the notes a notice of the occurrence of the fundamental change and an offer, stating the procedures which a holder must follow in order to exercise the repurchase right.

      To exercise the repurchase right, holders of notes must deliver, on or before the repurchase date specified in our notice of a fundamental change, the notes to be repurchased, duly endorsed for transfer, together with a written repurchase notice, to the paying agent. The repurchase date shall be no later than 25 business days after we mail the notice of the occurrence of a fundamental change. The repurchase notice given by each holder electing to require us to repurchase notes shall include the following information:

•	the certificate numbers of the holder’s notes to be delivered for repurchase;

•	the portion of the principal amount of notes to be repurchased, which must be $1,000 or a multiple of $1,000;

      For a discussion of the tax treatment of a holder exercising the right to require us to purchase notes, see “Certain United States Federal Income Tax Considerations — U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock.”

      Any repurchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to and received by the paying agent prior to the close of business on the repurchase date. The notice of withdrawal shall include the following information:

•	the principal amount being withdrawn; and

•	the certificate numbers of the notes being withdrawn.

      Beneficial ownership shall be determined in accordance with Rule 13d-3 promulgated by the SEC under the Securities Exchange Act of 1934. The term “person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934.

      Rule 13e-4 under the Securities Exchange Act of 1934 requires the dissemination of certain information to security holders if an issuer tender offer occurs and may apply if the repurchase option becomes available to holders of the notes. We will comply with this rule, Rule 14e-1 and file Schedule TO (or any similar schedule) to the extent applicable at that time.

      If the paying agent holds money sufficient to pay the fundamental change repurchase price of the notes which holders have elected to require us to repurchase on the business day following the fundamental change repurchase date in accordance with the terms of the indenture, then, immediately after the fundamental change repurchase date, those notes will cease to be outstanding and interest on the notes will cease to accrue, whether or not the notes are delivered to the paying agent. Thereafter, all other rights of the holder shall terminate, other than the right to receive the fundamental change repurchase price upon delivery of the notes.

      The foregoing provisions would not necessarily protect holders of the notes if highly leveraged or other transactions involving us occur that may affect holders adversely. We could, in the future, enter into certain transactions, including certain recapitalizations, that would not constitute a fundamental change with respect to the fundamental change repurchase feature of the notes but that would increase the amount of our (or our subsidiaries’) outstanding indebtedness.

      The definition of “fundamental change” includes a phrase relating to the conveyance, transfer, sale, lease or other disposition of “all or substantially all” of our properties and assets. There is no precise, established definition of the phrase “substantially all” under New York law, which is the law governing the indenture and the notes. In interpreting this phrase, courts, among other things, make a subjective determination as to the portion of assets conveyed, considering many factors, including the value of assets conveyed, the proportion of an entity’s income derived from the assets conveyed and the significance of those assets to the ongoing business of the entity. To the extent the meaning of such phrase is uncertain, there may be uncertainty as to whether or not a fundamental change has occurred and, therefore, as to whether or not you will have the right to require us to repurchase your notes.

      Our ability to repurchase notes for cash upon the occurrence of a fundamental change is subject to important limitations. No notes may be repurchased by us at the option of the holders upon a fundamental change if there has occurred and is continuing an event of default (other than an event of default that may be cured by payment of the repurchase price). Our ability to repurchase the notes for cash may be limited by restrictions on our ability to obtain funds for such repurchase through dividends from our subsidiaries and the terms of our then existing borrowing agreements. In addition, the occurrence of a fundamental change could cause an event of default under, or be prohibited or limited by the terms of, our other senior debt. We cannot assure you that we would have the financial resources, or would be able to arrange financing, to pay the fundamental change repurchase price in cash for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right.

      The fundamental change purchase feature of the notes may in certain circumstances make more difficult or discourage a takeover of our company. The fundamental change purchase feature, however, is not the result of our knowledge of any specific effort:

•	to accumulate shares of our common stock;

•	to obtain control of us by means of a merger, tender offer solicitation or otherwise; or

•	by management to adopt a series of anti-takeover provisions.

      Instead, the fundamental change repurchase feature is a standard term contained in securities similar to the notes.

Merger and Sale of Assets by Fluor

      The indenture provides that we may not consolidate with or merge with or into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to another person, unless:

•	we are the continuing corporation or the successor person, if other than us, is organized and existing under the laws of the United States or any state thereof or the District of Columbia;

•	the successor person assumes all of the obligations under the notes and the indenture;

•	immediately after giving effect to the transaction, there is no event of default under the indenture; and

•	we have delivered to the trustee an officer’s certificate and an opinion of counsel each stating that the transaction complies with these requirements.

Upon any permitted consolidation, merger, conveyance, transfer or lease, the successor person will succeed to, and be substituted for, Fluor and may exercise its rights and powers under the indenture and the notes. After any such permitted transaction, we will be relieved of all obligations and covenants under the indenture and the notes.

Payment at Maturity

      Each holder of $1,000 principal amount of notes shall be entitled to receive $1,000 at maturity, plus accrued and unpaid interest.

      We will pay principal on:

•	global notes to DTC in immediately available funds; and

•	any definitive notes at our office or agency in New York City, which initially will be the corporate trust office of the trustee in New York City.

Events of Default

      Each of the following constitutes an event of default under the indenture with respect to the notes:

•	default in our obligation to convert any note into shares of our common stock, or cash in lieu thereof, upon exercise of a holder’s conversion right and continuance of such default for 10 days;

•	default in our obligation to redeem any note after we have exercised our redemption option or to purchase any note after a holder has exercised its put option;

•	default in our obligation to pay the principal amount of any note when due and payable at maturity;

•	default in our obligation to pay any interest on any note when due and payable, and continuance of such default for a period of 30 days;

•	our failure to perform or observe any other term, covenant or agreement contained in the notes or the indenture for a period of 60 days after written notice of such failure, provided that such notice requiring us to remedy the same shall have been given to us by the trustee or to us and the trustee by the holders of at least 25% in aggregate principal amount of the notes then outstanding;

•	a failure to pay when due at maturity or a default that results in the acceleration of maturity of any indebtedness for borrowed money by us or any designated subsidiary in an aggregate amount of $50 million or more, unless the acceleration is rescinded, stayed or annulled within 30 days after written notice of default is given to us by the trustee or holders of not less than 25% in aggregate principal amount of the notes then outstanding; and

•	certain events of bankruptcy, insolvency or reorganization with respect to us or any of our designated subsidiaries or any group of two or more subsidiaries that, taken as a whole, would constitute a designated subsidiary.

      A “designated subsidiary” shall mean any existing or future, direct or indirect, subsidiary of ours whose assets constitute 15% or more of our total assets on a consolidated basis.

      Our obligations under the indenture are not intended to provide creditor rights for amounts in excess of par plus accrued and unpaid interest.

      The indenture will provide that the trustee shall, within 90 days of the occurrence of a default, give to the registered holders of the notes notice of all uncured defaults known to it and written notice of any event which, with giving of notice or the lapse of time, or both, would become an event of default, but the trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the best interest of such registered holders, except the trustee will not be so protected if it withholds a notice of default in the case of a default under any of the first four bullets above.

      If certain events of default specified in the last bullet point above shall occur and be continuing, then automatically the principal amount of the notes then outstanding plus any accrued and unpaid interest through such date shall become immediately due and payable. If any other event of default shall occur and be continuing (the default not having been cured or waived as provided under “— Modification and Waiver” below), the trustee or the holders of at least 25% in aggregate principal amount of the notes affected thereby may declare such notes due and payable at their principal amount plus any accrued and unpaid interest and thereupon the trustee may, at its discretion, proceed to protect and enforce the rights of the holders of such notes by appropriate judicial proceedings. Such declaration may be rescinded or annulled with the written consent of the holders of a majority in aggregate principal amount of the notes affected thereby upon the conditions provided in the indenture.

      The indenture contains a provision entitling the trustee, under certain conditions, to be indemnified by the holders of notes before proceeding to exercise any right or power under the indenture at the request of such holders. The indenture provides that the holders of a majority in aggregate principal amount of the notes, through their written consent, may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred upon the trustee, subject to limitations specified in the indenture.

      We will be required to furnish annually to the trustee a statement as to the fulfillment of our obligations under the indenture.

Modification and Waiver

Changes Requiring Approval of Each Affected Holder

      The indenture (including the terms and conditions of the notes) cannot be modified or amended without the written consent or the affirmative vote of the holder of each note affected by such change to:

•	change the maturity of any note or the payment date of any installment of interest payable on any notes;

•	reduce the principal amount of, any interest on, or any redemption price, fundamental change purchase price or purchase price of, any note;

•	change the currency of payment of such notes or interest thereon;

•	alter the manner of calculation or rate of interest on any note or extend the time for payment of any such amount;

•	impair the right to institute suit for the enforcement of any payment on or with respect to, or conversion of, any note;

•	modify our obligation to maintain an office or agency in New York City;

•	except as otherwise permitted or contemplated by the indenture, adversely affect the repurchase option of holders or the conversion rights of holders of the notes;

•	modify the redemption provisions of the indenture in a manner adverse to the holders of notes;

•	reduce the percentage in aggregate principal amount of notes outstanding necessary to modify or amend the indenture or to waive any past default; or

•	reduce the percentage in aggregate principal amount of notes outstanding required for any other waiver under the indenture.

Changes Requiring Majority Approval

      The indenture (including the terms and conditions of the notes) may be modified or amended, subject to the provisions described above, with the written consent of the holders of at least a majority in aggregate principal amount of the notes affected thereby.

Changes Not Requiring Any Approval

      The indenture (including the terms and conditions of the notes) may be modified or amended by us and the trustee, without the consent of the holder of any note, for the purposes of, among other things:

•	adding to our covenants for the benefit of the holders of notes;

•	surrendering any right or power conferred upon us;

•	providing for conversion rights of holders of notes if any reclassification or change of our common stock or any consolidation, merger or sale of all or substantially all of our assets occurs;

•	providing for the assumption of our obligations to the holders of notes in the case of a merger, consolidation, conveyance, transfer or lease and the release of the predecessor;

•	increasing the conversion rate, provided that the increase will not adversely affect the interests of the holders of notes;

•	complying with the requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act of 1939;

•	curing any ambiguity or correcting or supplementing any defective provision contained in the indenture; provided that such modification or amendment does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect; or

•	making, adding or modifying any other provisions with respect to matters or questions arising under the indenture that we may deem necessary or desirable and which does not, in the good faith opinion of our board of directors and the trustee, adversely affect the interests of the holders of notes in any material respect.

Waiver

      The holders of not less than a majority in aggregate principal amount of the outstanding notes that would be affected by a default (voting as one class) may, on behalf of the holders of all the notes, waive any past default under the indenture with respect to such notes and its consequences, except a default:

(1) in the payment of the principal of or interest on any notes, or

(2) in respect of a covenant or provision of the indenture which cannot be modified or amended without the consent of the holder of each note affected by such a default.

Form, Denomination and Registration

Denomination and Registration

      The notes will be issued in fully registered form, without coupons, in denominations of $1,000 principal amount and multiples thereof.

Global Notes

      Notes will be evidenced by one or more global notes deposited with the trustee as custodian for DTC, and registered in the name of Cede & Co. as DTC’s nominee.

      Record ownership of the global notes may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee, except as set forth below. An owner of beneficial interests may hold its interests in the global notes directly through DTC if such owner is a participant in DTC, or indirectly through organizations which are direct DTC participants if such owner is not a participant in DTC. Transfers between direct DTC participants will be effected in the ordinary way in accordance with DTC’s rules and will be settled in same-day funds. You may also beneficially own interests in the global notes held by DTC through certain banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a direct DTC participant, either directly or indirectly.

      So long as Cede & Co., as nominee of DTC, is the registered owner of the global notes, Cede & Co. for all purposes will be considered the sole holder of the global notes. Except as provided below, owners of beneficial interests in the global notes:

•	will not be entitled to have certificates registered in their names; and

•	will not be considered holders of the global notes.

      The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability of an owner of a beneficial interest in a global security to transfer the beneficial interest in the global security to such persons may be limited.

      We will wire, through the facilities of the trustee, payments of principal, interest, the redemption price, fundamental change purchase price or purchase price on the global notes to Cede & Co., the nominee of DTC, as the registered owner of the global notes. None of us, the trustee or any paying agent will have any responsibility or be liable for paying amounts due on the global notes to owners of beneficial interests in the global notes.

      It is DTC’s current practice, upon receipt of any payment on the global notes, to credit participants’ accounts on the payment date in amounts proportionate to their respective beneficial interests in the notes represented by the global notes, as shown on the records of DTC. Payments by DTC participants to owners of beneficial interests in notes represented by the global notes held through DTC participants will be the responsibility of DTC participants, as is now the case with securities held for the accounts of customers registered in “street name.”

      If you would like to convert your notes into common stock pursuant to the terms of the notes, you should contact your broker or other direct or indirect DTC participant to obtain information on procedures, including proper forms and cut-off times, for submitting those requests.

      Because DTC can only act on behalf of DTC participants, who in turn act on behalf of indirect DTC participants and other banks, your ability to pledge your interest in the notes represented by global notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate.

      We will issue the notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global note may be exchanged for definitive certificated notes upon request by or on behalf of DTC in accordance with DTC’s customary procedures. We may determine at any time and in our sole discretion that notes shall no longer be represented by global notes, in which case we will issue certificates in definitive form in exchange for the global notes.

      Neither we nor the trustee (nor any registrar, paying agent or conversion agent under the indenture) will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations. DTC has advised us that it will take any action permitted to be taken by a holder of notes, including, without limitation, the presentation of notes for conversion or repurchase as described below, only at the direction of one or more direct DTC participants to whose account with DTC interests in the global notes are credited and only for the principal amount of the notes for which directions have been given.

      DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for DTC participants and to facilitate the settlement of securities transactions among DTC participants through electronic computerized book-entry changes to the accounts of its participants, thereby eliminating the need for physical movement of securities certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriter of the notes. Certain DTC participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through, or maintain a custodial relationship with, a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among DTC participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of us, the trustee or any of either’s respective agents will have any responsibility for the performance by DTC or direct or indirect DTC participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to or payments made on account of beneficial ownership interests in global notes.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Governing Law

      The indenture and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Limited Liability of Certain Persons

      The indenture provides that none of our past, present or future incorporators, stockholders, directors, officers or employees, or of any successor corporation or any of our affiliates, shall have any personal liability in respect of our obligations under the indenture or the notes by reason of his, her or its status as an incorporator, stockholder, director, officer or employee. Each holder of the notes, by accepting a note, waives and releases all such liability. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Information Concerning the Trustee

      The Bank of New York, as trustee under the indenture, has been appointed by us as paying agent, conversion agent, calculation agent and registrar with regard to, and will serve as DTC’s custodian for, the notes. The trustee or its affiliates may from time to time in the future provide banking and other services to us in exchange for a fee.

DESCRIPTION OF CAPITAL STOCK

      The following description of our capital stock and provisions of our amended and restated certificate of incorporation and bylaws is only a summary. You should refer to the copies of our amended and restated certificate of incorporation and bylaws which have been filed with the SEC.

      Our authorized capital stock consists of 150,000,000 shares of common stock and 20,000,000 shares of preferred stock. As of February 6, 2004, 82,175,922 shares of our common stock were issued and outstanding and held of record by approximately 6,456 holders; no shares of our preferred stock were issued or outstanding.

Common Stock

Voting Rights

      Holders of our common stock are entitled to one vote per share on all matters voted on generally by stockholders. Except as otherwise required by law or with respect to any outstanding series of our preferred stock, the holders of our common stock possess all voting power. Our bylaws generally provide that stockholder action is effective upon majority vote. However, an affirmative vote of the holders of at least 80% of the voting power of outstanding shares is required to:

•	amend or repeal the bylaws;

•	merge or consolidate with another corporation or entity, which together with its affiliates, beneficially owns more than 15% of the outstanding shares of Fluor, such other corporation and its affiliates referred to as a related corporation;

•	sell or exchange substantially all of its assets or business to or with a related corporation; or

•	issue or deliver any stock or securities in exchange or payment for any assets or property of or securities issued by a related corporation;

unless such actions are approved by our board of directors.

      Furthermore, the affirmative vote of the holders of 80% of the voting power of outstanding shares must approve changes to provisions in our amended and restated certificate of incorporation relating to:

•	the amendment of our bylaws;

•	the classification of our board of directors;

•	the prohibition of stockholder action without a meeting; and

•	the requirement that 80% of the voting power of the outstanding shares must approve certain changes.

Dividend Rights; Rights Upon Liquidation

      Subject to any preferential rights of holders of any our preferred stock that may be outstanding, holders of shares of our common stock are entitled to receive dividends on such stock out of assets legally available for distribution when, as and if authorized and declared by our board of directors and to share ratably in the assets of Fluor legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding-up.

Classification of Our Board of Directors

      Our board of directors is divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our directors are elected each year. This limits the ability of majority stockholders or persons holding proxies to vote a majority of our shares to change control of our board of directors in fewer than two annual stockholder meetings. This limitation could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempting to obtain control of Fluor and could thus increase the likelihood that incumbent directors will retain their positions.

Miscellaneous

      Holders of our common stock will have no preferences or preemptive, conversion or exchange rights. Shares of our common stock will not be liable for further calls or assessments by Fluor, and the holders of our common stock will not be liable for any liabilities of Fluor.

Preferred Stock

      Our amended and restated certificate of incorporation authorizes our board of directors to issue from time to time, without further vote or action by the stockholders, up to 20,000,000 shares of our preferred stock in one or more series and to fix the designations, powers, preferences and rights, and any qualifications, limitations or restrictions, with respect to the shares issued under each such series. Because our board of directors have the power to establish the designations, powers, preferences and rights of the shares of any such series of our preferred stock, holders of our preferred stock may be afforded voting rights and preferences, powers and other rights that could adversely affect the rights of holders of our common stock. This could have the effect of discouraging a potential acquiror from making a tender offer or otherwise attempt to obtain control of Fluor through the acquisition of our common stock.

Anti-Takeover Provisions

General

      The provisions of our amended and restated certificate of incorporation, our bylaws and Section 203 of the Delaware General Corporation Law may have the effect of impeding the acquisition of control of Fluor by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors. These provisions are designed to reduce, or have the effect of reducing, the vulnerability of Fluor to an unsolicited proposal for the restructuring or sale of all or substantially all the assets of Fluor or an unsolicited takeover attempt which is unfair to Fluor stockholders.

Charter and Bylaw Provisions

      Our amended and restated certificate of incorporation authorizes our board of directors to issue from time to time, without further vote or action by the stockholders, up to 20,000,000 shares of our preferred stock in one or more series and to fix the designations, powers, preferences and rights, and any qualifications, limitations or restrictions, with respect to the shares issued under each such series. Pursuant to this authority, our board could create and issue a series of our preferred stock with such designations, powers, preferences and rights which have the effect of discriminating against an existing or prospective holder of our capital stock, thus making it more difficult for, or discouraging any attempt by, a potential acquiror to obtain control of Fluor by means of a merger, tender offer, proxy contest or otherwise. As a result, the authority to issue shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of Fluor without any further action by our stockholders.

      Other provisions of our amended and restated certificate of incorporation and bylaws that may make it more difficult to replace our board of directors include:

•	the 80% supermajority voting requirements to approve certain extraordinary corporate transactions or certain amendments to our amended and restated certificate of incorporation or bylaws, as described under “— Common Stock — Voting Rights”;

•	classification of our board of directors as described under “— Common Stock — Classification of Our Board of Directors”;

•	prohibition on stockholders calling a meeting or acting by written consent;

•	requirements for advance notice for raising business or making nominations at stockholder meetings; and

•	the ability of the our board of directors to increase the size of our board and to fill vacancies on our board.

Section 203 of the Delaware General Corporation Law

      We are subject to Section 203 of the Delaware General Corporation Law. The provisions of Section 203 prohibit a publicly-held Delaware corporation from engaging in certain “business combinations” with an “interested stockholder” for a period of three years after the date that the person became an interested stockholder, unless one of the following conditions is satisfied:

•	prior to the date that the person became an interested stockholder, the transaction or business combination that resulted in the person becoming an interested stockholder is approved by the board of directors;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of our outstanding voting stock; or

•	on or after the date that the person became an interested stockholder, the business combination is approved by our board of directors and by the holders of at least two-thirds of our outstanding voting stock, excluding voting stock owned by the interested stockholder.

      Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who together with that person’s affiliates and associates owns, or within the previous three years did own, 15% or more of our voting stock.

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is ChaseMellon Shareholder Services, L.L.C.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      This section summarizes certain U.S. federal income tax considerations relating to the purchase, ownership, and disposition of the notes and of common stock into which the notes may be converted. This summary does not provide a complete analysis of all potential tax considerations. The information provided below is based on existing authorities. These authorities may change, or the IRS might interpret the existing authorities differently. In either case, the tax considerations of purchasing, owning or disposing of notes or common stock could differ from those described below. This summary deals only with purchasers who purchase notes at their “issue price,” which will equal the first price to the public (not including bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) at which a substantial amount of the notes is sold for money, and who hold notes or common stock into which notes have been converted as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986. This summary does not deal with persons in special tax situations, such as financial institutions, insurance companies, S corporations, regulated investment companies, tax exempt investors, dealers in securities and currencies, U.S. expatriates, persons holding notes as a position in a “straddle,” “hedge,” “conversion transaction,” or other integrated transaction for tax purposes, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Further, this discussion does not address the consequences under U.S. alternative minimum tax rules, U.S. federal estate or gift tax laws (except as specifically described below with respect to Non-U.S. Holders), the laws of any U.S. state or locality, or any non-U.S. tax laws.

      You should consult your own tax advisor regarding the application of the U.S. federal income tax laws to your particular situation and the consequences of federal estate or gift tax laws, foreign, state, or local laws, and tax treaties.

      As used herein, the term “U.S. Holder” means a beneficial owner of notes or common stock into which notes have been converted that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity that has elected to be treated as a corporation, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or

•	a trust if, (1) a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have authority to control all of its substantial decisions or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

      As used herein, the term “Non-U.S. Holder” means a beneficial owner, other than a partnership, of notes or common stock into which notes have been converted that is not a U.S. Holder.

      If a partnership, including for this purpose any entity treated as a partnership for U.S. tax purposes, or other flow-through entity, is a beneficial owner of notes or common stock into which notes have been converted, the treatment of a partner in the partnership or an owner of the flow-through entity will generally depend upon the status of the partner or owner and upon the activities of the partnership or other flow-through entity. A holder of notes that is a partnership or other flow-through entity, and partners in such a partnership or owners of such other flow-through entity, should consult their tax advisors about the U.S. federal income tax consequences of holding and disposing of notes and common stock into which notes have been converted.

U.S. Holders

Taxation of Interest

      A U.S. Holder will be required to recognize as ordinary income any interest paid or accrued on the notes, in accordance with such holder’s regular method of accounting for federal income tax purposes. In general, if the terms of a debt instrument entitle a holder to receive payments other than fixed periodic interest that exceeds the issue price of the instrument, the holder may be required to recognize additional amounts as “original issue discount” over the term of the instrument. We expect that the notes will not be issued with original issue discount.

Sale, Exchange, Redemption or Other Disposition of Notes

      A U.S. Holder will generally recognize capital gain or loss if the holder disposes of a note in a sale, exchange, redemption or other disposition other than a conversion of the note into common stock or a repurchase of the note for common stock, both of which are discussed below in “— Conversion or Repurchase of Notes for Common Stock.” The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the note. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the note. The holder’s tax basis in the note will generally equal the amount the holder paid for the note. The portion of any proceeds that is attributable to accrued interest will not be taken into account in computing the holder’s capital gain or loss. Instead, that portion will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. The gain or loss recognized by a holder on a disposition of the note will be long-term capital gain or loss if the holder held the note for more than one year. Long-term capital gains of non-corporate taxpayers are generally taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitation.

Constructive Dividends on Notes

      The terms of the notes allow for changes in the conversion rate of the notes in certain circumstances. A change in conversion rate that allows noteholders to receive more shares of common stock on conversion may increase the noteholders’ proportionate interests in our earnings and profits or assets. In that case, the noteholders would be treated as though they received a dividend in the form of our stock. Such a constructive stock dividend could be taxable to the noteholders, although they would not actually receive any cash or other property. A taxable constructive stock dividend would result, for example, if the conversion rate is adjusted to compensate noteholders for distributions of cash (such as a cash dividend in excess of $0.16 per share per quarter) or property to our stockholders. Not all changes in conversion rate that allow noteholders to receive more stock on conversion, however, increase the noteholders’ proportionate interests in the company. For instance, a change in conversion rate could simply prevent the dilution of the noteholders’ interests upon a stock split or other change in capital structure. Changes of this type, if made by a bona fide, reasonable adjustment formula, are not treated as constructive stock dividends. Conversely, if an event occurs that dilutes the noteholders’ interests and the conversion rate is not adjusted, the resulting increase in the proportionate interests of our stockholders could be treated as a taxable stock dividend to them. Any taxable constructive stock dividends resulting from a change to, or failure to change, the conversion rate would be treated like dividends paid in cash or other property. Such taxable constructive stock dividends would result in a taxable dividend to the recipient to the extent of our current or accumulated earnings and profits, with any excess treated as a tax-free return of capital or as capital gain. Under recently enacted legislation, dividends received by noncorporate holders may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

Conversion or Repurchase of Notes

      Upon a conversion or repurchase of a note where we deliver solely our common stock (other than cash in lieu of a fractional share), a U.S. Holder generally will not recognize any income, gain or loss, except that the fair market value of common stock received with respect to accrued interest will be taxed as a payment of interest (as described above). If the holder receives cash in lieu of a fractional share of stock, however, the holder would be treated as if he received the fractional share and then had the fractional share redeemed for the cash. The holder would recognize gain or loss equal to the difference between the cash received and that portion of his basis in the stock attributable to the fractional share. The holder’s adjusted tax basis in the common stock received will equal his adjusted tax basis in the note, reduced by any basis allocable to a fractional share and increased by the amount of any income recognized with respect to accrued interest.

      Upon a conversion or repurchase of a note where we deliver a combination of our common stock and cash (and such cash is not merely received in lieu of a fractional share of common stock), the tax treatment of the holder is uncertain. The fair market value of common stock and cash received with respect to accrued interest will be taxed as a payment of interest (as described above). The holder would generally not recognize loss, but would generally recognize capital gain, if any, on the note converted in an amount equal to the lesser of the gain realized and the cash received (except for cash received with respect to accrued interest, and possibly with respect to cash received in lieu of a fractional share, which may be treated in the manner discussed in the previous paragraph). Such gain would generally be long-term capital gain if the holder held the note for more than one year. The holder’s adjusted tax basis in the common stock received should generally equal the adjusted tax basis of the note converted, decreased by the cash received, and increased by the amount of gain recognized and the amount of income recognized with respect to accrued interest. Alternatively, the cash payment may be treated as proceeds from the sale of a portion of the note, and taxed in the manner described under “U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes,” above. In such case, the holder’s basis in the note would be allocated pro rata between the common stock received and the portion of the note that is treated as sold for cash. U.S. Holders should consult their own tax advisors regarding the proper treatment to them of the receipt of a combination of cash and common stock upon a conversion.

      Upon a conversion or repurchase of a note where we deliver solely cash, such cash payment will be treated as a sale of the note by the U.S. Holder as described above under “U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes,” except that cash received with respect to accrued interest will be taxed as a payment of interest (as described above).

      The holder’s holding period for any common stock received on conversion will include the period during which he held the note, except that the holding period of any common stock received with respect to accrued interest will commence on the day after the date of conversion.

Dividends on Common Stock

      If, after a U.S. Holder converts a note into common stock, we make a distribution in respect of that stock, other than certain pro rata distributions of shares of common stock, the distribution will be treated as a taxable dividend, to the extent it is paid from our current or accumulated earnings and profits. If the distribution exceeds our current and accumulated profits, the excess will be treated first as a tax-free return of the holder’s investment, up to the holder’s basis in its common stock. Any remaining excess will be treated as capital gain. If the U.S. Holder is a U.S. corporation, it would generally be able to claim a deduction equal to a portion of any dividends received. Under recently enacted legislation, dividends received by noncorporate holders may be subject to U.S. federal income tax at lower rates than other types of ordinary income if certain conditions are met. Holders should consult their own tax advisors regarding the implications of this new legislation in their particular circumstances.

Sale of Common Stock

      A U.S. Holder will generally recognize capital gain or loss on a sale or exchange of common stock. The holder’s gain or loss will equal the difference between the proceeds received by the holder and the holder’s adjusted tax basis in the stock. The proceeds received by the holder will include the amount of any cash and the fair market value of any other property received for the stock. The gain or loss recognized by a holder on a sale or exchange of stock will be long-term capital gain or loss if the holder held the stock for more than one year.

Non-U.S. Holders

      This section applies to Non-U.S. Holders for which interest and gain received are not effectively connected with their conduct of a U.S. trade or business. If the interest and gain received are effectively connected with the conduct of a U.S. trade or business by a Non-U.S. Holder, the Non-U.S. Holder will be subject to rules similar to those described above for U.S. Holders. However, these rules are complex and Non-U.S. Holders should consult their own tax advisors concerning the applicability of the U.S. federal tax laws and the laws of any relevant state, local or non-U.S. taxing jurisdiction.

Taxation of Interest

      Payments of interest to nonresident persons or entities are generally subject to U.S. federal income tax at a rate of 30%, collected by means of withholding by the payor. Payments of interest on the notes to most Non-U.S. Holders, however, will qualify as “portfolio interest,” and thus will be exempt from the withholding tax, if the holders certify their nonresident status as described below. The portfolio interest exception will not apply to payments of interest to a Non-U.S. Holder that:

•	owns, directly or indirectly, at least 10% of our voting stock; or

•	is a “controlled foreign corporation” that is, directly or indirectly, related to us.

      In general, a foreign corporation is a controlled foreign corporation if more than 50% of its stock is owned, directly or indirectly, by one or more U.S. persons that each owns, directly, indirectly or constructively, at least 10% of the corporation’s voting stock.

      Even if the portfolio interest exception does not apply, payments of interest to a nonresident person or entity might not be subject to withholding tax, or might be subject to withholding tax at a reduced rate, under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence.

      The portfolio interest exception, entitlement to treaty benefits and several of the special rules for Non-U.S. Holders described below apply only if the holder certifies its nonresident status. A Non-U.S. Holder can meet this certification requirement by providing a Form W-8BEN or appropriate substitute form to us or our paying agent. If the holder holds the note through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. The holder’s agent will then be required to provide certification to us or our paying agent, either directly or through other intermediaries. For payments made to a foreign partnership or other flow-through entity, the certification requirements generally apply to the partners or other owners rather than to the partnership or other entity, and the partnership or other entity must provide the partners’ or other owners’ documentation to us or our paying agent. In addition, the agent, partnership or other flow-through entity may have to comply with some certification requirements as intermediaries.

Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock

      A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized on the sale, exchange, redemption or other disposition of notes or common stock, including a conversion of notes into cash. This general rule, however, is subject to several exceptions. For example, the gain would be subject to U.S. federal income tax if:

•	the Non-U.S. Holder was a citizen or resident of the United States and thus is subject to special rules that apply to expatriates; or

•	the Non-U.S. Holder was an individual and was present in the United States for at least 183 days during the year in which he disposes of the notes and other conditions are satisfied.

Conversion of Notes Into Common Stock

      A Non-U.S. Holder generally will not recognize any income, gain or loss on converting a note solely into common stock. See “— Non-U.S. Holders — Sale, Exchange, Redemption or Other Disposition of Notes or Common Stock” above regarding the taxation of cash received, including cash received in lieu of a fractional share of common stock, upon the conversion of a note.

Dividends and Other Potential Withholding

      Dividends, other than certain pro rata distributions of shares of common stock, paid to a Non-U.S. Holder on common stock received on conversion of a note (and any deemed dividends resulting from certain adjustments, or failure to make adjustments, to the number of shares of common stock to be issued on conversion, see “— U.S. Holders — Constructive Dividends on Notes” above) will generally be subject to U.S. withholding tax at a 30% rate. The withholding tax might not apply, however, or might apply at a reduced rate, under the terms of an applicable income tax treaty between the United States and the Non-U.S. Holder’s country of residence. A Non-U.S. Holder must demonstrate its entitlement to treaty benefits by certifying its nonresident status. Some of the common means of meeting this requirement are described above under “— Non-U.S. Holders — Taxation of Interest.”

U.S. Federal Estate Tax

      The estates of nonresident alien individuals are subject to U.S. federal estate tax on property with a U.S. situs. The notes will not be U.S. situs property as long as (1) the holder did not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stocks within the meaning of the Code and applicable U.S. Treasury regulations and (2) interest on those notes would not have been, if received at the time of the holder’s death, effectively connected with the conduct of a trade or business in the United States by the holder.

      Because we are a U.S. corporation, our common stock will be U.S. situs property and therefore will be included in the taxable estate of a nonresident alien decedent. The U.S. federal estate tax liability of the estate of a nonresident alien may be affected by a tax treaty between the United States and the decedent’s country of residence.

Backup Withholding and Information Reporting

      Payments of interest or dividends to both individual U.S. Holders and Non-U.S. Holders of notes or common stock and payments of the proceeds of the sale or other disposition of the notes or common stock to individual U.S. Holders will be subject to information reporting. In addition, payments of the proceeds of the sale or other disposition of the notes or common stock to individual Non-U.S. Holders may be subject to information reporting unless the Non-U.S. Holder complies with certain certification procedures. Payments to both individual U.S. Holders and Non-U.S. Holders may also be subject to backup withholding unless the holder provides us or our paying agent with a correct taxpayer identification number and complies with applicable certification requirements.

      Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder of notes or common stock under the backup withholding rules can be credited against any U.S. federal income tax liability of the holder.

      The preceding discussion of certain U.S. federal income tax considerations is for general information only; it is not tax advice. You should consult your own tax advisor regarding the particular U.S. federal, state, local and foreign tax consequences of purchasing, holding and disposing of our notes or common stock, including the consequences of any proposed change in applicable laws.

UNDERWRITING

      Banc of America Securities LLC and Citigroup Global Markets Inc. are joint bookrunners and are acting as representatives of the underwriters listed below. The underwriters listed below have severally agreed, subject to the terms and conditions of the underwriting agreement dated the date of this prospectus supplement, to purchase from us, and we have agreed to sell them, the principal amount of notes as set forth in the following table:

Underwriters	Principal Amount

Banc of America Securities LLC	$131,250,000
Citigroup Global Markets Inc.	131,250,000
Lehman Brothers Inc.	22,500,000
BNP Paribas Securities Corp.	15,000,000

Total	$300,000,000

      The underwriting agreement provides that the obligation of the several underwriters to purchase the notes is subject to specified conditions, including the delivery of specified legal opinions by its counsel as well as other conditions. Subject to the terms and conditions of the underwriting agreement, the underwriters are obligated to purchase all of the notes, if they purchase any of the notes, and have agreed to resell such notes to purchasers as described in this section.

      The underwriters propose to offer some of the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the notes to dealers at the public offering price less a concession not to exceed 1.2% of the principal amount of the notes. After the initial offering of the notes to the public, the representatives may change the public offering price and concessions.

      We have granted to the underwriters an option exercisable within 30 days from the date of this prospectus supplement to purchase up to an additional $30,000,000 principal amount at maturity of the notes at the public offering price less the underwriters’ discounts solely to cover over-allotments.

      We and certain of our officers and directors have agreed, except as contemplated by this offering and subject to certain exceptions, not to offer, sell or otherwise dispose of any shares of our common stock or any securities convertible or exchangeable into our common stock for a period of 60 days from the date of this prospectus supplement without the prior written consent of Banc of America Securities LLC and Citigroup Global Markets Inc. Certain of our executive officers and directors have agreed pursuant to lock-up agreements that, without the prior written consent of Banc of America Securities LLC and Citigroup Global Markets Inc., they will not, except in certain limited circumstances and except for up to 30,000 shares of our common stock per person, directly or indirectly, offer, sell or otherwise dispose of any shares of our common stock or any securities convertible or exchangeable into our common stock for a period of 60 days from the date of this prospectus supplement. The foregoing restriction on sales does not apply to our ability to sell securities to the underwriters pursuant to the underwriting agreement or to the issuance by us of shares of our common stock issued on conversion of the notes and existing reservations, agreements and stock option and employee benefit plans.

      The notes are new securities for which there is no market. The underwriters have advised us that they intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes and any such market making may be discontinued at any time at the sole discretion of either underwriter. Accordingly, we cannot assure the liquidity of, or trading market for the notes.

      We do not intend to apply for listing of the notes on any securities exchange or for inclusion of the notes in any automated quotation system.

      Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act of 2000, or FSMA) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to Fluor, and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

      In order to facilitate the offering of the notes, Citigroup Global Markets Inc. on behalf of the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes and the common stock. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of the notes than it is required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters option to purchase additional notes from us in the offering. The underwriters may close out any covered short position by either exercising the option to purchase additional notes or purchasing notes in the open market. In determining the source of notes to close out the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which it may purchase notes through the option. “Naked” short sales are sales in excess of the option. The underwriters must close out any naked short position by purchasing notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be a downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of certain bids for or purchases of the notes made by the underwriters in the open market prior to the completion of the offering. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

      These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes and the common stock. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

      The underwriting agreement provides that we will indemnify the underwriters against certain liabilities, including any liabilities under the Securities Act of 1933, or will contribute to any payments the underwriters may be required to make for such liabilities.

      We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $900,000.

      The underwriters and their affiliates have provided, from time to time, and may continue to provide, investment banking, financial and other services to us, for which we have paid, and intend to pay, customary fees.

INDEPENDENT AUDITORS

      Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated herein by reference. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

VALIDITY OF THE NOTES

      The validity of the notes offered hereby and of the shares of common stock issuable upon conversion thereof will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. Davis Polk & Wardwell, New York, New York, is acting as counsel for the underwriters in connection with selected legal matters relating to the securities offered by this prospectus supplement.

PROSPECTUS

$300,000,000

FLUOR CORPORATION

Debt Securities

         We will provide specific terms of these debt securities in supplements to this prospectus. The prospectus supplements may also add, update or change information contained or incorporated by reference in this prospectus. You should read this prospectus and any supplement carefully before you invest.

      Investing in these debt securities involves risks that are described in the section captioned “Company Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2001.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 18, 2002

      We have not authorized anyone else to provide you with any information other than the information provided in or incorporated by reference into this prospectus or any prospectus supplement. We cannot assure the reliability of any different information. We are not making an offer of these securities in any state where the offer is not permitted. This prospectus and any prospectus supplement may be updated from time to time, so you should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

      Investing in these securities involves risks that are described in the section captioned “Company Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2001.

ABOUT THIS PROSPECTUS

       In this prospectus, all references to “we,” “our,” and “us” refer to Fluor Corporation, a Delaware corporation.

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell any combination of the debt securities described in this prospectus in one or more offerings up to a total dollar amount of $300,000,000. This prospectus provides you with a general description of the debt securities we may offer. Each time we sell debt securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the caption “Where You Can Find More Information” below.

WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and periodic special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the SEC: New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Citicorp Center, 500 West Madison Street, Room 3190, Chicago, Illinois 60661. Copies of these documents may be obtained from the SEC’s Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s web site at http://www.sec.gov. You may also read copies of these documents at the offices of the New York Stock Exchange.

      The SEC allows us to “incorporate by reference” the information contained in documents that we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus and any prospectus supplement, and information that we file later with the SEC will automatically update and supersede some or all of this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the debt securities.

•	Our Annual Report on Form 10-K for the year ended December 31, 2001.

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2002 and June 30, 2002.

•	Our Current Report on Form 8-K (File Number 001-16829) dated August 14, 2002.

      You may request a copy of these filings, at no cost, by writing or telephoning us at our principal executive offices at the following address:

Fluor Corporation

One Enterprise Drive
Aliso Viejo, California 92656
Attention: Corporate Secretary
(949) 349-2000.

      We have filed exhibits with the registration statement that include the form of proposed underwriting agreement and indenture. You should read the exhibits carefully for provisions that may be important to you.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

       This prospectus contains forward-looking statements. For example, statements that relate to our expectations regarding projected earning levels, market outlook, new awards, backlog levels, competition, the adequacy of funds to service debt and the implementation of new strategic initiatives are forward looking in nature. These forward-looking statements reflect our current analysis of existing information, although no assurance can be given that such statements will be realized. Due to unknown risks, our actual results may differ materially from our expectations or projections. As a result, caution must be exercised in relying on forward-looking statements. The factors potentially contributing to such differences include, among others:

•	Changes in global business, economic, political and social conditions;

•	Our failure to receive anticipated new contract awards;

•	Customer cancellations of, or scope adjustments to, existing contracts;

•	Difficulties or delays incurred in the execution of construction contracts resulting in cost overruns or liabilities;

•	Customer delays or defaults in making payments;

•	Difficulties and delays incurred in the implementation of strategic initiatives;

•	Risks and impacts resulting from our reverse spin-off transaction completed on November 30, 2000 involving Massey Energy Company; and

•	Competition in the global engineering, procurement and construction industry.

      The forward-looking statements are also based on various operating assumptions regarding, among other matters, overhead costs and employment levels that may not be realized. In addition, while most risks affect only future costs or revenues that we anticipate we will receive, some risks may relate to accruals that have already been reflected in earnings. Our failure to receive payments of these accrued earnings could result in charges against future earnings.

      Additional information concerning factors that may influence our results can be found in press releases and periodic filings with the Securities and Exchange Commission including the risk factors set forth in the section captioned “Company Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2001. These filings are available publicly and upon request from Fluor’s Investor Relations Department: (949) 349-3909. We disclaim any intent or obligation to update forward-looking statements.

THE COMPANY

       Fluor Corporation is a leading professional services company offering a diverse range of value-added, knowledge-based services from traditional engineering, procurement and construction services to total asset management. Fluor Corporation is basically a holding company which owns, directly or indirectly, the stock of numerous subsidiary corporations. Fluor Corporation is aligned into five principal operating segments:

(1)	The Energy & Chemicals segment provides design, engineering, procurement and construction services on a worldwide basis to an extensive range of oil, gas, refining, chemical, polymer and petrochemical clients;

(2)	The Industrial & Infrastructure segment provides design, engineering, procurement and construction services to a broad base of businesses including general industrial, commercial, institutional, manufacturing, infrastructure, telecommunications, mining and technology customers on a global basis;

(3)	The Power segment designs, engineers and constructs power facilities globally;

(4)	The Global Services segment provides operations and maintenance support, temporary staffing, equipment and outsourcing and asset management solutions to Fluor Corporation’s projects as well as to third party clients; and

(5)	The Government Services segment provides administration and support services to the federal government and other governmental parties.

      Fluor Constructors International, Inc., which is organized and operates separately from our operating segments, provides unionized management, construction and management services in the United States and Canada, both independently and as a subcontractor, on projects to our operating segments.

      On November 30, 2000, Fluor Corporation completed a reverse spin-off transaction in which its coal segment, previously operated under its A. T. Massey Coal Company, Inc. subsidiary, was separated from the other business segments of Fluor Corporation.

      Fluor Corporation was incorporated in Delaware on September 11, 2000. Fluor Corporation’s principal executive offices are located at One Enterprise Drive, Aliso Viejo, California 92656, telephone number (949) 349-2000.

USE OF PROCEEDS

       Except as otherwise specified in a prospectus supplement, we will use the net proceeds from the sale of the debt securities for general corporate purposes including working capital, capital expenditures, stock purchase programs, repayment and refinancing of debt and acquisitions. We may invest funds not required immediately for such purposes in marketable securities and short-term investments.

RATIO OF EARNINGS TO FIXED CHARGES

      Our ratios of earnings to fixed charges for each of the four years ended October 31, 2000, the year ended December 31, 2001 and the six months ended June 30, 2002 are as follows:

				Year Ended	Six Months Ended
Year Ended October 31,				December 31,	June 30,

1997	1998	1999	2000	2001	2002

3.59	5.50	2.86	4.10	4.80	8.20

      For purposes of computing the ratios of earnings to fixed charges, “earnings” consist of earnings from continuing operations before provision for income taxes plus fixed charges less equity in earnings from less than 50% owned persons, net of distributions. “Fixed charges” consist of interest and approximately one-third of rental expense. Please also refer to the section captioned “Results of Operations” contained in our Annual Report on Form 10-K for the year ended December 31, 2001 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2002 for a discussion of factors which have affected our earnings from continuing operations before income taxes.

DESCRIPTION OF THE DEBT SECURITIES

       The debt securities covered by this prospectus will be our direct unsecured obligations. The debt securities will be issued in one or more series under an indenture, between us and The Bank of New York, as trustee. Because we are a holding company, however, our ability to meet our debt obligations depends upon the earnings of, and dividends and other payments from, our subsidiaries. Furthermore, the debt securities offered hereby will be effectively subordinated to all existing and future liabilities of our subsidiaries. This means that upon the liquidation, reorganization or insolvency of any of our subsidiaries, the claims of creditors and any preferred stockholders will generally take priority over our right to participate as a stockholder in any distribution of the assets of such subsidiary.

      This prospectus briefly outlines the material provisions of the indenture. A copy of the form of indenture has been filed as an exhibit to the registration statement. Although this prospectus and the applicable prospectus supplement provide all the information that we believe is material with respect to the debt securities, you should read the indenture for provisions that may be important to you. In the summary below, we have included references to section numbers of the indenture so that you can easily locate these provisions.

General

      The debt securities will rank equally with all of our other unsecured and unsubordinated debt. The indenture does not limit the amount of debt we may issue under the indenture or otherwise. We may issue the debt securities in one or more series with the same or various maturities, at par or a premium, or with original issue discount.

      The debt securities may be issuable in the form of one or more global securities, as further described under the caption “Global Securities” below. Except for any debt securities issued in the form of a global security, the debt securities are exchangeable or transferable without charge. We may, however, require you to pay us for any tax or other governmental charge payable in connection with the transfer and exchange and may also require you to furnish appropriate endorsements and transfer documents. (Section 3.05)

      Unless otherwise specified in a prospectus supplement, any principal, premium or interest payment will be payable, and the transfer of debt securities will be registrable, at the principal corporate trust office of the Trustee. In addition, unless otherwise specified in a prospectus supplement and except in the case of any debt securities issued in the form of a global security, we may opt to make interest payments by check, mailed to the address of the person entitled to receive the interest payment as reflected on the security register. (Sections 3.01, 3.05, 10.01 and 10.02)

      The prospectus supplement relating to any series of debt securities being offered will include all additional material terms of the offering not otherwise contained in this prospectus. These terms will include some or all of the following:

(1) The title of the debt securities;

(2) The aggregate principal amount of the debt securities;

(3) The person to whom any interest on the debt securities will be payable, if other than the person in whose name it is registered on the regular record date for such interest;

(4) The date or dates on which the principal of the debt securities will be payable or the method for determining such date or dates and any rights of extension;

(5) The interest rate or rates at which the debt securities will bear interest, if any, and the date or dates from which such interest will accrue, the interest payment dates for the debt securities and the regular record dates for any interest payable on any interest payment date;

(6) The place or places where the principal of and any interest on the debt securities are payable;

(7) The terms and conditions of any optional or mandatory redemption provisions;

(8) The terms and conditions of any sinking fund or other analogous provision that would obligate us to redeem or repurchase the debt securities, in whole or in part, and any remarketing provisions for the debt securities;

(9) The denominations in which the debt securities will be issuable, if other than denominations of $1,000 or any integral multiple thereof;

(10) Any index or formula by which the amount of the principal, any premium or interest payments on the debt securities will be determined and the identity of any calculation agent;

(11) The currency in which the principal, any premium or interest payments on the debt securities will be paid, if other than United States dollars;

(12) The amount of principal payable upon acceleration of the debt securities following an Event of Default, if other than the entire principal amount;

(13) Any amount which will be deemed to be the principal amount of the debt securities as of a particular maturity date or the manner in which the principal amount is to be determined, if the principal amount payable at the maturity date will not be determinable prior to the maturity date;

(14) Any changes to the defeasibility of the debt securities;

(15) Whether the debt securities are to be issued in whole or in part in the form of one or more global securities held by a depositary on behalf of holders or in the form of individual certificates to be held by each holder and the circumstances under which any global security may be exchanged for debt securities;

(16) Any additions to or changes in the Events of Default which apply to the debt securities and any changes in the right of the Trustee or the holders of the debt securities to accelerate the maturity of the debt securities;

(17) Any changes to the definition of “Business Day” with respect to the debt securities;

(18) Whether the satisfaction of other conditions, in addition to those specified in the indenture, are required and the terms of the conditions;

(19) Any terms or conditions upon which holders may convert or exchange the debt securities into shares of our common stock or other securities or property;

(20) Any additions to or changes in the covenants set forth in the indenture;

(21) Any other specific terms of the debt securities.

(Section 3.01)

      The debt securities may be issued with original issue discount, which means that the debt securities may be sold at a discount below their principal amount. Even if debt securities are not issued at a discount below their principal amount, the debt securities may, for United States Federal income tax purposes, be deemed to have been issued with original issue discount because of their interest payment characteristics. United States Federal income tax and other considerations applicable to debt securities issued with original issue discount will be described in the prospectus supplement relating to those debt securities. In addition, United States Federal tax considerations or other terms or restrictions applicable to debt securities which are denominated in a currency other than United States dollars will be described in the prospectus supplement relating to those debt securities.

Consolidation, Merger or Sale

      We have agreed not to consolidate with or merge with or into any other entity or convey, transfer or lease substantially all of our properties and assets to any person, unless:

(1) either

(a) we are the continuing corporation, or

(b) the successor or purchaser

•	is a corporation, partnership or trust organized and validly existing under the laws of the United States or any State thereof or the District of Columbia, and

•	expressly assumes, by a supplemental indenture, all of our obligations with respect to the debt securities and the indenture;

(2) immediately after such transaction, no Event of Default exists;

(3) if, as a result of any such transaction, our properties or assets would become subject to a lien which would not be permitted by the indenture, we or our successor, as applicable, secures the debt securities equally and ratably with debt secured by such lien; and

(4) other conditions specified in the indenture are met.

(Section 8.01)

      The successor entity would succeed to and would be able to exercise every right and power that we possess under the indenture. Except in the case of a lease of substantially all of our properties and assets, we will thereafter be relieved of all obligations and covenants under the indenture and the debt securities. (Section 8.02)

Modification of Indenture

      There are three categories of changes that we can make to the indenture and the debt securities. First, there are changes that cannot be made to the debt securities without the approval of each holder of debt securities affected by the change. Second, there are changes that can be made with the approval of holders of debt securities owning a majority in aggregate principal amount of the outstanding debt securities of all series affected by the change (voting as one class). All other changes may be made by us without the consent or vote of holders of the debt securities.

      The following is a summary of the changes that cannot be made without the approval of each holder of debt securities affected by the change:

(1) changes to the time for paying principal or interest on any debt security;

(2) reductions in the amount of principal of or interest on any debt security;

(3) reductions in the amount of premium payable upon the redemption of a debt security;

(4) reductions in the amount of principal of a debt security issued with original issue discount or any other debt security that would be due and payable upon acceleration of the maturity date;

(5) changes to the place where, or the currency in which, any debt security is payable;

(6) impairment of the right to sue for the payment of any debt security;

(7) reductions in the percentage of aggregate principal amount of debt securities of any series, the consent of the holders of which is required to modify or amend the indenture; or

(8) modifications to provisions relating to the requirements for waiving compliance with some provisions or some defaults.

(Section 9.02)

      Holders of debt securities owning a majority in aggregate principal amount of the outstanding debt securities of all series affected by a change (voting as one class) may, on behalf of the holders of all debt securities of the series, waive:

(1) compliance by us with certain provisions of the indenture; (Section 10.09)

(2) any past default under the indenture with respect to debt securities of the series, except a default (a) in the payment of principal of, or any premium or interest on, any debt security of the series, or (b) in respect of a covenant or provision of the indenture which cannot be modified without the consent of each holder of debt securities of a series affected by the modification. (Section 5.13)

      In determining whether the holders of the requisite aggregate principal amount of the outstanding debt securities have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action,

(1) the principal amount of a debt security issued with original issue discount will be deemed to be the amount of the principal which would be then due and payable;

(2) if the principal amount payable at the stated maturity date of a debt security is not determinable, the principal amount of the debt security will be deemed to be the amount established in the applicable supplemental indenture;

(3) the principal amount of a debt security denominated in one or more foreign currencies or currency units will be deemed to be the U.S. dollar equivalent of the principal amount of the debt security, determined

•	in the manner established in the applicable supplemental indenture or

•	in the case of a debt security described in clause (1) or (2) above, as provided in that clause; and

(4) debt securities owned by us, any of our affiliates or any other obligor will be disregarded. In determining whether the Trustee will be protected in relying upon any request, demand, authorization, direction, notice, consent, waiver or other action, only debt securities which the Trustee knows to be so owned will be disregarded. Debt securities so owned which have been pledged in good faith may be regarded as outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to so act with respect to the debt securities and that the pledgee is not us, an affiliate of ours or any other obligor.

(Section 1.02)

Events of Default

      The following will be “Events of Default” under the indenture with respect to the debt securities of any series, unless otherwise specified in a prospectus supplement:

(1) failure to pay any interest when due and payable, and the failure continues for 30 days;

(2) failure to pay principal or any premium at the maturity date;

(3) failure to deposit any sinking fund payment, when and as due, and the failure continues for 30 days;

(4) except as otherwise specified by the indenture or with respect to a covenant included solely for the benefit of debt securities other than that series, failure to perform any other of our covenants under the indenture, and the failure continues for 90 days after written notice as provided under the indenture;

(5) some events in bankruptcy, insolvency or reorganization;

(6) any other Event of Default provided with respect to debt securities of that series.

(Section 5.01)

      If an Event of Default exists with respect to any series of debt securities, then either the Trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal amount of all the debt securities of that series immediately due and payable. If the Event of Default involves events in bankruptcy, insolvency or reorganization (as described in clause (5) in the paragraph above), then the principal amount of all the debt securities of that series will automatically, and without any declaration or other action on the part of the Trustee or any holder, become immediately due and payable. If any debt securities of a series are issued with original issue discount, the amount of the debt securities that will become immediately due and payable in an Event of Default will be the portion of the principal amount specified by the terms of the debt securities. At any time after the Trustee or the holders have declared an acceleration of a series of debt securities, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of a majority in aggregate principal amount of the debt securities of that series may, under some circumstances, rescind and annul the acceleration. (Section 5.02)

      Subject to the provisions of the Trust Indenture Act, the indenture provides that the Trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless the holders have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with the holders’ request or direction. (Sections 6.01 and 6.03) What will be deemed to constitute reasonable indemnity may vary depending on what rights or powers the holders have requested or directed the Trustee to exercise. Subject to the Trustee’s right to indemnification, the holders of a majority in aggregate principal amount of the debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, with respect to the debt securities of that series. (Section 5.12)

      We are required to furnish to the Trustee an annual statement by our officers as to whether we have defaulted in the performance of our obligations under the indenture. In the event that we are in default, we are required to specify the nature and status of the default. (Section 10.04)

      The right of any holder to receive principal, any premium and interest payments on the debt securities or to institute suit for the enforcement of such payment cannot be impaired without that holder’s consent. (Section 5.08)

Conversion Rights

      We may issue debt securities that are convertible into our common stock or other securities or property. The specific terms on which the debt securities are convertible will be described in an applicable prospectus supplement. The terms will include provisions as to whether conversion is mandatory or optional and may include provisions that establish the amount of securities or property that you will receive according to a formula based upon the market price of the securities or property at a particular time.

Global Securities

      We may issue some or all of the debt securities of a series in the form of one or more global securities. Global securities will be deposited with a depository identified in the applicable prospectus supplement. A global security is a security, typically held by a depository, that represents the beneficial interests of a number of purchasers of the security. The specific terms of the depositary arrangement with respect to a series of debt securities will be described in an applicable prospectus supplement.

Defeasance

      The following provisions relating to defeasance and discharge of indebtedness, or relating to defeasance of covenants in the indenture, will apply to the debt securities of any series, or to any specified part of a series, unless otherwise specified in a prospectus supplement. (Section 13.01)

      Defeasance and Discharge. We may discharge all of our obligations with respect to the debt securities by depositing in trust, for the benefit of the holders of the debt securities, money or U.S. government obligations, or both, which will provide a sufficient amount of money to pay any installment of principal, premium or interest payment and any mandatory sinking fund payment required by the debt securities on the designated payment dates. We may defease and discharge our obligations only if, among other things, there has been a United States Internal Revenue Service ruling, or there has been a change in tax law, to the effect that holders of debt securities will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. We may not, however, discharge our obligations to exchange or register the transfer of debt securities, to replace stolen, lost or mutilated debt securities, to maintain paying agencies or to hold moneys for payment in trust. (Sections 13.02 and 13.04)

      Defeasance of Covenants. Under some circumstances, we may not be required to comply with the restrictive covenants that may be described in this prospectus or any applicable prospectus supplement. In addition, under some circumstances, the occurrence of some Events of Default, including any that may be described in an applicable prospectus supplement, will be deemed not to be or result in an Event of Default. In order for this to occur, we must deposit in trust, for the benefit of the holders of debt securities, money or U.S. government obligations, or both, which will provide a sufficient amount of money to pay any installment of principal, premium or interest payment and any mandatory sinking fund payment required by the debt securities on the designated payment dates. There must also have been, among other things, a United States Internal Revenue Service ruling, or a change in tax law, to the effect that holders of debt securities will be subject to Federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur.

      In the event we exercised this option with respect to any debt securities and the debt securities were accelerated and declared due and payable as a result of an Event of Default, the amount of money and U.S. government obligations deposited in trust may not be sufficient to pay amounts due on the debt securities at the time of the acceleration. In that case, we would remain liable for any amounts still due. (Sections 13.03 and 13.04)

      Acceptable U.S. government obligations are limited under the indenture to:

(a) any security which is

•	a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged, or

•	an obligation of an entity controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which is not callable or redeemable at the option of the issuer, and

(b) any depositary receipt issued by a bank as custodian with respect to any U.S. government obligation which is specified in clause (a) above and held by the bank for the account of the holder of the depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. government obligation which is so specified and held.

Concerning the Trustee

      Upon the occurrence of an Event of Default or an event which, after notice or lapse of time or both, would become an Event or Default, the Trustee may be deemed to have a conflicting interest with respect to the debt securities for purposes of the Trust Indenture Act. In that event, unless the Trustee is able to eliminate the conflicting interest, the Trustee may be required to resign as Trustee under the indenture. If the Trustee resigns, we will be required to appoint a successor Trustee for the indenture.

Governing Law

      The debt securities and the indenture will be governed by, and construed in accordance with, the laws of the State of New York.

PLAN OF DISTRIBUTION

       We may sell debt securities from time to time in one or more transactions. We may sell debt securities (a) through underwriters or dealers; (b) through agents; or (c) directly to one or more purchasers.

Sale Through Underwriters

      If we use underwriters in the sale, the underwriters will acquire the debt securities for their own account. The underwriters may resell the debt securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the debt securities will be subject to conditions. The underwriters will be obligated to purchase all the debt securities of a series offered by a prospectus supplement if any of such debt securities are purchased. The underwriters may sell debt securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters. The underwriters may change from time to time any initial public offering price and any discounts, concessions or commissions allowed or re-allowed or paid to dealers.

Sale Through Agents

      We may sell debt securities through agents designated by us. Unless indicated in the prospectus supplement, the agents have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

Direct Sales

      We also may sell debt securities directly to purchasers without the involvement of underwriters or agents.

General Information

      We may authorize agents, underwriters or dealers to solicit offers by institutional investors to purchase debt securities providing for payment and delivery on a future date specified in the prospectus supplement. Institutional investors to which such offers may be made, when authorized, include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions that are approved by us. The obligations of any purchasers under delayed delivery and payment arrangements will not be subject to any conditions except that

(1) the purchase by an institution of the debt securities will not at delivery be prohibited under the laws of any jurisdiction in the United States to which the institution is subject and (2) if the debt securities are being sold to underwriters, we will sell to the underwriters the total principal amount of the debt securities less the principal amount covered by the delayed delivery and payment arrangement.

      Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the debt securities by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. We will identify any underwriters or agents, and describe their compensation, in a prospectus supplement.

      The debt securities may or may not be listed on a national securities exchange or a foreign securities exchange. The debt securities will be a new issue of securities with no established trading market. Any underwriters or agents to or through whom we sell debt securities for public offering and sale may make a market in the debt securities. However, the underwriters and agents will not be obligated to make a market in the debt securities and may discontinue their market-making activities at any time without notice. We cannot provide any assurance with respect to the liquidity of the trading market for any of the debt securities.

      We may have agreements with the underwriters, dealers and agents to indemnify them against civil liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments which the underwriters, dealers or agents may be required to make.

      Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their businesses.

LEGAL MATTERS

       Gibson, Dunn & Crutcher LLP, our outside legal counsel, will issue an opinion about the legality of the debt securities for us. Any underwriters will be advised about other issues relating to any offering of debt securities by their own legal counsel.

EXPERTS

       Ernst & Young LLP, independent auditors, have audited our consolidated financial statements incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated herein by reference. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

$300,000,000

Fluor Corporation

1.50% Convertible Senior Notes due 2024

PROSPECTUS SUPPLEMENT

February 11, 2004

Joint Book-Running Managers

Banc of America Securities LLC

Citigroup

Senior Co-Manager

Lehman Brothers

BNP PARIBAS